                (Subject to Completion Dated February 24, 2000)
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement and the accompanying prospectus + +is not complete and may be changed. A registration statement relating to + +these securities has been filed with the Securities and Exchange Commission. + +This prospectus supplement and the accompanying prospectus are not an offer +
+to sell these securities and we are not soliciting offers to buy these        +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Prospectus Supplement
(To Prospectus dated November 10, 1998)


[CNF Logo]

CNF Transportation Inc.

$200,000,000
 % Debentures due 2030
Issue price:  %

Interest payable      and

The debentures will mature on     , 2030. Interest will accrue from     , 2000.
We may redeem the debentures in whole or in part at any time at the redemption prices described on page S-29 of this prospectus supplement. We will issue the debentures in minimum denominations of $1,000 and integral multiples of $1,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the debentures or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the debentures involves risks. See "Risk Factors" on page S-9 of this prospectus supplement and on page 7 of the accompanying prospectus.

-----------------------------------------------------------
                                             Proceeds to
               Price to       Discounts and  CNF
               Public         Commissions    Transportation
-----------------------------------------------------------
Per Debenture      %              %              %
-----------------------------------------------------------
Total          $              $              $
-----------------------------------------------------------

We do not intend to apply for listing of the debentures on any national securities exchange. Currently, there is no public market for the debentures.

We expect that delivery of the debentures will be made to investors on or about
    , 2000, through the facilities of The Depository Trust Company, against payment therefor in immediately available funds.

                              Joint Book Runners:

J.P. Morgan & Co.                                           Salomon Smith Barney

ABN AMRO Incorporated                                 Credit Suisse First Boston

     , 2000

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell the debentures, and seeking offers to buy the debentures, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement and the information in the accompanying prospectus is accurate only as of the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sales of the debentures. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, references to "CNF Transportation," "we," "us" and "our" refer to CNF Transportation Inc. and its consolidated subsidiaries.

                               Table of Contents

                             Prospectus Supplement

                                                                          Page
                                                                         ----
Prospectus Supplement Summary...........................................   S-3
Risk Factors............................................................   S-9
Use of Proceeds.........................................................  S-12
Capitalization..........................................................  S-13
Selected Consolidated Financial Data....................................  S-15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................  S-17
Description of the Debentures...........................................  S-28
Underwriting............................................................  S-37
Legal Matters...........................................................  S-38
Where You Can Find More Information.....................................  S-38

                                   Prospectus

Available Information...................................................     3
Incorporation of Certain Documents by Reference.........................     4
The Company.............................................................     5
The Trusts..............................................................     5
Risk Factors............................................................     7
Use of Proceeds.........................................................    13
Consolidated Ratios of Earnings to Fixed Charges........................    14
Description of Debt Securities..........................................    14
Description of Preferred Stock..........................................    25
Description of Depositary Shares........................................    30
Description of Common Stock.............................................    35
Description of Common Stock Warrants....................................    35
Description of Capital Stock............................................    37
Description of Trust Preferred Securities...............................    41
Description of Trust Preferred Securities Guarantees....................    43
Plan of Distribution....................................................    46
Legal Matters...........................................................    47
Experts.................................................................    47

                         Prospectus Supplement Summary

                            CNF Transportation Inc.

We are a management company with annual revenues of approximately $5.6 billion that provides global supply chain services. We conduct our operations through the following four business segments:

   . Con-Way Transportation Services provides regional one and two-day full service and expedited less-than-truckload and full truckload freight delivery throughout the United States and portions of Canada and Mexico. In 1998, Con-Way introduced integrated supply chain services to provide logistics solutions to targeted customers.

   . Emery Worldwide provides expedited and deferred domestic and international air cargo services, ocean delivery and customs brokerage, with a focus on shipments of 70 pounds or more. Emery Worldwide also provides nightly Express Mail air delivery services for the United States Postal Service. Domestically, Emery Worldwide relies primarily on aircraft operated by Emery Worldwide Airlines Inc. and its ground fleet to provide its services. Internationally, Emery Worldwide acts principally as a freight forwarder.

   . Menlo Logistics is a full-service contract logistics company that specializes in developing and managing complex distribution networks for national and multinational companies worldwide.

   . Our operations under a contract with the United States Postal Service to sort and transport Priority Mail are the primary component of our Other segment. The Other segment also includes the operations of Road Systems, a trailer manufacturer. Prior to May 1999, when the assets of the unit were sold, this segment also included the operations of VantageParts, a wholesale distributor of truck parts and supplies.

We believe that the broad range of services that we offer, coupled with our domestic and international delivery infrastructure, provide us with a competitive advantage over companies with more limited capabilities. Increasingly, the world economy has become more integrated, "just-in-time" strategies have made highly reliable replenishment capabilities essential, and many major companies are outsourcing their distribution networks to specialists. We seek to position our operating units as leaders in their respective segments of the transportation industry by delivering reliable time-definite and day-definite delivery around the world and providing the information systems capabilities our customers need to enhance the efficiency of their entire supply chain, rather than merely reducing their transportation expenses.

An important element of our strategy involves an effort to reduce the impact on our business of the historical cyclicality of the freight industry. We seek to achieve that result by:

   . operating in United States and international markets,

   . offering a variety of transportation modes, such as airfreight, trucking and ocean, and

   . participating in both asset-based businesses such as trucking and domestic airfreight and non-asset based businesses such as contract logistics, international freight forwarding and customs brokerage.

Our principal executive offices are located at 3240 Hillview Avenue, Palo Alto, California 94304 and our telephone number is (650) 494-2900.

                              Recent Developments

On January 31, 2000 we reported that revenues, operating income and net income available to common shareholders for the year ended December 31, 1999 were the best in our history. Net income available to common shareholders for 1999 was up 39.3%, operating income rose 23.6% and revenues grew 13.2%, in each case compared to the year ended December 31, 1998.

Net income available to common shareholders for the year ended December 31, 1999 was $182.3 million, or $3.78 per basic share and $3.35 per diluted share, compared with net income available to common shareholders of $130.8 million, or $2.74 per basic share and $2.45 per diluted share, in 1998. Net income available to common shareholders in 1999 included non-recurring gains totaling $0.37 per diluted share due to the following:

   . our sale of stock of an international data network services provider in the fourth quarter of 1999;

   . our sale of the assets of VantageParts, a wholesale distributor of truck parts and supplies, in the second quarter of 1999; and

   . our receipt of funds due to the settlement of a lawsuit in the first quarter of 1999.

Excluding these non-recurring gains, our 1999 net income available to common shareholders was a record at $2.98 per diluted share, up 21.6% from 1998.

Our revenue for the year ended December 31, 1999 was $5.59 billion and our operating income for the year was $359.1 million. Our effective tax rate for 1999 was 43.5%.

For the fourth quarter of 1999, we also reported record quarterly net income available to common shareholders of $53.1 million, or $1.10 per basic share and $0.97 per diluted share. This represented an increase of 62.8% from $32.6 million, or $.68 per basic share and $.61 per diluted share, in the same quarter a year ago. Net income in the fourth quarter of 1999 included a non-recurring gain of $.09 per diluted share from the sale of the stock of a data network services provider as described above.

Revenues in the quarter ended December 31, 1999 totaled $1.57 billion, up 14.5% from the fourth quarter of 1998, while operating income for the fourth quarter of 1999 was $95.4 million, an increase of 31.3% over the 1998 fourth quarter.

Con-Way Transportation Services

Con-Way Transportation Services had fourth quarter operating income of $57.1 million, the highest for any fourth quarter in its history. Fourth quarter 1999 operating income increased 14.9% from $49.7 million of operating income for the same quarter a year ago, excluding a non-recurring gain of $2.1 million in the fourth quarter of 1998 for closure of a containerized freight operation. Con-Way's fourth quarter 1999 operating income included approximately $2.0 million in start-up expenses for Con-Way Integrated Services, a new logistics and multi-client warehousing business.

For the year ended December 31, 1999, Con-Way had operating income of $228.8 million, up 10.6% from 1998.

Con-Way's fourth quarter 1999 revenues were $490.6 million, up 14.9% from $427.2 million in the same period a year ago. Con-Way's revenues for the year ended December 31, 1999 were a record $1.88 billion, up 11.5% compared with 1998.

For the fourth quarter of 1999, Con-Way's total regional carrier tonnage increased 8.5% from the fourth quarter of 1998, while its less-than-truckload tonnage rose 8.2% over the fourth quarter of 1998. For the year ended December 31, 1999, total tonnage increased 7.0% and less-than-truckload tonnage grew 7.1% over 1998.

Emery Worldwide

Emery Worldwide reported fourth quarter 1999 operating income of $32.0 million, more than doubling its operating income compared to the fourth quarter of 1998. For the year ended December 31, 1999, Emery Worldwide had operating income of $75.5 million, up 17.4% from 1998.

Emery Worldwide's revenues for the 1999 fourth quarter were $675.8 million, a 12.8% increase over fourth quarter 1998. For year ended December 31, 1999, Emery Worldwide's revenues were $2.41 billion, up 9.3% over 1998.

Emery Worldwide's North American air freight revenue was essentially flat in the 1999 fourth quarter compared to the prior year's fourth quarter, while its international air freight revenue for the 1999 fourth quarter grew 25.8% over the fourth quarter of 1998. For the fourth quarter of 1999, North American air freight tonnage decreased 6.6% while international tonnage rose 21.6%, in each case compared to the 1998 fourth quarter. For the 1999 fourth quarter, North American air freight revenue per pound increased 6.9% and international air freight revenue per pound increased 3.5%, in each case compared to the 1998 fourth quarter.

For the year ended December 31, 1999, Emery Worldwide's North American air freight revenue was down less than 1% while its international air freight revenue increased 12.9%, in each case compared to 1998. For the full year 1999, North American air freight tonnage decreased 5.7% while international tonnage grew 10.2% compared to 1998. North American air freight revenue per pound increased 5.3% and international air freight revenue per pound increased 2.4% in 1999 compared to 1998.

Menlo Logistics

Menlo Logistics' fourth quarter 1999 operating income was $6.1 million, an increase of 20.4% from the same quarter a year ago. For the year ended December 31, 1999, Menlo Logistics' operating income was $22.3 million, up 14.4% over 1998. Fourth quarter 1999 revenue for Menlo Logistics was $195.2 million, higher than any previous quarter in its history, and its revenue for the year ended December 31, 1999 was $716.0 million, up 22.0% over full year 1998.

Other Segment

Our Other segment had operating income of $183,000 in the 1999 fourth quarter and $32.5 million for the year ended December 31, 1999. The Other segment's operating income for full year 1999 included:

   . the non-recurring gains from the sale of VantageParts and the settlement of the lawsuit discussed above,

   . operating income from operations under our Priority Mail contract with the United States Postal Service in the first and second quarters of 1999, and

   . operating income from the operations of Road Systems, our trailer manufacturing company.

Our operations under the Priority Mail contract recorded break-even results in the 1999 fourth quarter on revenues of $200.9 million, an 18.6% increase in revenues from the same quarter a year ago.

As previously announced, we are in active negotiations with the United States Postal Service to resolve pricing and operational issues involving the Priority Mail contract. While every attempt is being made to conclude the negotiations in a beneficial manner, we intend to pursue litigation should negotiations fail.

Beginning in the third quarter of 1999, the United States Postal Service reduced the rate they pay to us for our services under the Priority Mail contract. The reduced rate is below our cost of operating under the contract. In accordance with generally accepted accounting principles, we are recognizing so-called "unbilled revenue" from the Priority Mail contract sufficient only to cover our costs of operating under the contract. In general, unbilled revenue is defined as the excess of our costs of operating under the contract over our actual billed revenue from the contract. We recognized $63.6 million in unbilled revenue from the Priority Mail contract in the fourth quarter of 1999 and, through December 31, 1999, we had recognized a total of $123.7 million in unbilled revenue under the contract. See "Risk Factors--We are subject to risks and uncertainties arising from our Priority Mail contract, including an ongoing dispute as to pricing terms under the contract" in this prospectus supplement. As a result of this accounting treatment, we have not recognized any operating income from the Priority Mail contract subsequent to the second quarter of 1999.

                  Condensed Statements of Consolidated Income

                             -----------------------------------------------------
                                Three Months Ended
                                   December 31,          Year Ended December 31,
                             -------------------------  --------------------------
Dollars in thousands except      1999         1998          1999          1998
per share amounts            ------------ ------------  ------------  ------------
                                    (unaudited)
Revenues
 Con-Way Transportation
  Services................   $    490,632 $    427,173  $  1,878,216  $  1,683,991
 Emery Worldwide..........        675,825      598,939     2,408,416     2,203,474
 Menlo Logistics..........        195,164      155,732       716,008       586,835
 Other....................        205,838      187,616       590,170       467,190
                             ------------ ------------  ------------  ------------
   Total..................   $  1,567,459 $  1,369,460  $  5,592,810  $  4,941,490
                             ============ ============  ============  ============

Operating Income (Loss)
 Con-Way Transportation
  Services................   $     57,105 $     51,788  $    228,820  $    206,945
 Emery Worldwide..........         31,987       12,974        75,514        64,299
 Menlo Logistics..........          6,128        5,090        22,255        19,459
 Other....................            183        2,815        32,511          (185)
                             ------------ ------------  ------------  ------------
   Total..................   $     95,403 $     72,667  $    359,100  $    290,518
                             ============ ============  ============  ============

Other Income (Expense),
 Net......................   $      2,313 $    (10,093) $    (21,978) $    (40,107)
                             ------------ ------------  ------------  ------------

Income before income
 taxes....................         97,716       62,574       337,122       250,411
Income taxes..............         42,506       27,845       146,648       111,433
                             ------------ ------------  ------------  ------------
Net income................         55,210       34,729       190,474       138,978
                             ------------ ------------  ------------  ------------

 Preferred stock
  dividends...............          2,093        2,091         8,218         8,169
                             ------------ ------------  ------------  ------------

Net Income Available to
 Common Shareholders......   $     53,117 $     32,638  $    182,256  $    130,809
                             ============ ============  ============  ============

 Average common shares
  outstanding
   Basic..................     48,362,275   47,815,891    48,189,618    47,659,745
   Diluted (1)............     55,941,613   55,430,553    56,019,317    55,514,318
 Earnings per common share
   Basic..................   $       1.10 $       0.68  $       3.78  $       2.74
                             ============ ============  ============  ============
   Diluted (1)............   $       0.97 $       0.61  $       3.35  $       2.45
                             ============ ============  ============  ============

------------------
(1) Includes the dilutive effect of stock options, shares of Series B convertible preferred stock held by our Thrift and Stock Plan, and the convertible preferred securities issued by a subsidiary trust. See "Capitalization" and "Selected Consolidated Financial Data."

                            Condensed Balanced Sheet

                                                       -------------------------
                                                          As of December 31,
                                                       -------------------------
                                                           1999         1998
Dollars in thousands                                   ------------ ------------
Assets
 Current assets......................................  $  1,200,233 $  1,100,361
 Property, plant and equipment, net..................     1,131,034      984,476
 Other assets........................................       717,743      604,575
                                                       ------------ ------------
   Total Assets......................................  $  3,049,010 $  2,689,412
                                                       ============ ============

Liabilities and Shareholders' Equity
 Current liabilities.................................  $  1,049,154 $    900,630
 Long-term debt and guarantees.......................       433,446      467,635
 Other long-term liabilities and deferred credits....       473,462      419,792
 Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust.....................       125,000      125,000
 Shareholders' equity................................       967,948      776,355
                                                       ------------ ------------
   Total Liabilities and Shareholders' Equity........  $  3,049,010 $  2,689,412
                                                       ============ ============

                      Ratios of Earnings to Fixed Charges

Our consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated below were as follows:

                         -------------------------------------------------------
                           Nine Months
                         Ended September
                               30,               Year Ended December 31,
                         --------------- ---------------------------------------
                          1999    1998    1998    1997    1996    1995    1994
                         ------- ------- ------- ------- ------- ------- -------
                                               (unaudited)
Ratio of earnings to
 fixed charges (1)......    4.2x    3.8x    3.7x    3.3x    2.6x    2.8x    3.2x
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends (1)..........    4.0x    3.6x    3.5x    3.2x    2.6x    2.8x    2.8x

------------------
(1) See notes (3) and (4) on page S-16 for an explanation of how we computed these ratios.

                                 The Debentures

 Securities Offered............................  $200,000,000 principal amount
                                                 of   % Debentures due 2030.

 Maturity Date.................................  The debentures will mature on
                                                     , 2030.

 Interest Rate.................................    % per annum, accruing from
                                                     , 2000.

 Optional Redemption...........................  We may redeem the debentures, in whole or in part, at any
                                                 time at the redemption prices
                                                 described on page S-29 of this
                                                 prospectus supplement plus
                                                 accrued interest to the date
                                                 of redemption.

 Interest Payment Dates........................       and     , commencing
                                                     , 2000.

 Limitation on Liens...........................  The indenture contains a covenant that limits our
                                                 ability and the ability of
                                                 certain of our subsidiaries to
                                                 incur indebtedness which is
                                                 secured by a lien on specified
                                                 property. This covenant is
                                                 subject to a number of
                                                 significant exceptions and
                                                 limitations. See "Description
                                                 of the Debentures--Covenants."

 Ranking.......................................  The debentures will be senior unsecured obligations of CNF
                                                 Transportation. See
                                                 "Description of the
                                                 Debentures--Ranking."

                                  Risk Factors

Statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to a number of risks and uncertainties. You should not rely on any forward-looking statements as predictions of future events. You can identify forward-looking statements because they generally use forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or the negative or other variations of those terms or comparable terminology, or because they include discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. The following factors, among others and in addition to the other matters discussed under "Risk Factors" in this prospectus supplement and the accompanying prospectus, the matters discussed elsewhere in this prospectus supplement and the accompanying prospectus, and the matters discussed in the documents incorporated by reference, could cause actual results and other matters to differ materially from those anticipated by any forward-looking statements:

   . changes in general business and economic conditions;

   . increasing domestic and international competition and pricing pressure;

   . changes in fuel prices, particularly in light of recent fuel price increases;

   . uncertainties regarding our Priority Mail contract with the United
     States Postal Service;

   . labor matters, including changes in labor costs, renegotiation of labor contracts and the risk of work stoppages or strikes;

   . changes in governmental regulation;

   . environmental and tax matters, including claims made by the Internal
     Revenue Service with respect to the aviation excise tax and aircraft maintenance tax matters; and

   . matters relating to our December 2, 1996 spin-off of Consolidated
     Freightways Corporation.

As a result, we can give you no assurance as to our future results of operations or financial condition.

You should carefully consider the following factors, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risk factors discussed below supplement and, in some cases, update the risk factors discussed in the accompanying prospectus under "Risk Factors." To the extent that the following discussion of any risk factor is inconsistent with the discussion in the accompanying prospectus, then the discussion below will be deemed to have superseded the corresponding discussion in the prospectus.

We are subject to risks and uncertainties arising from our Priority Mail contract, including an ongoing dispute as to pricing terms under the contract.

On April 23, 1997, the United States Postal Service awarded Emery Worldwide Airlines, Inc., one of our subsidiaries, a new contract for the sortation and transportation of Priority Mail, a second-day and third-day delivery service, in portions of 13 states in the eastern United States. This contract expires in February 2002 but may be renewed, at the option of the United States Postal Service, for two additional terms of three years each at prices to be determined. We are subject to a number of risks and uncertainties relating to the Priority Mail contract, some of which are discussed in the accompanying prospectus under "Risk Factors--Risks Relating to Priority Mail Contract," and you should review that discussion in the accompanying prospectus in connection with the matters discussed below.

The amounts that we are currently being paid under the Priority Mail contract are less than our costs of operating under the contract. Modifications to the scope of work required by the United States Postal Service, higher than expected volumes, unanticipated variations in the relative proportions of parcels and letters, the density of the mail, operational issues that have led to lower than expected productivity and reliability and other factors have contributed to lower average prices and higher average costs per piece than were anticipated at the time we originally entered into the contract. Given this range of issues, we and the United States Postal Service agreed to modify some of the terms of the contract.

We believe that the Priority Mail contract, as modified, provides for the price that we are to be paid under the contract to be reset, or "redetermined," for 1999 and subsequent years. As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Nine Months Ended September 30, 1999 and 1998--Other Segment," in 1999 we submitted a proposal for increased pricing under the Priority Mail contract. In the absence of a satisfactory response from the United States Postal Service, we subsequently filed a claim for payment. The United States Postal Service responded in the third quarter of 1999 by reducing prices paid under the contract from the provisional levels then in effect for both future periods and retroactively, and also denied our claim for reimbursement of additional costs incurred during the 1998 holiday season. Although we believe that these actions by the United States Postal Service are improper under the contract and we intend to vigorously pursue our claims, we can give you no assurance as to the outcome.

Unless the prices we receive under the Priority Mail contract are increased, we will continue to be compensated below our cost of operating under the contract. Consistent with generally accepted accounting principles, we include so-called "unbilled revenue" from the Priority Mail contract in calculating the revenues which appear in our financial statements. In general, unbilled revenue is equal to the excess of our costs of operating under the contract over our actual billed revenues from the contract. As long as we follow this accounting treatment, we expect that we generally will not recognize either operating income or operating loss from the Priority Mail contract in our reported results of operations but will continue to report break-even results under the contract. Through December 31, 1999, we had recognized $123.7 million of unbilled revenue from the Priority Mail contract, of which $23.1 million was recognized in the third quarter of 1999 and $63.6 million was recognized in the fourth quarter of 1999. While we believe that our claims under the contract are reasonable and well founded, we can give you no assurance that we will actually receive the unbilled revenue which is reflected in our financial statements. If we determine that unbilled revenue is, in fact, uncollectable, the uncollectable amount will be charged as expense to operations in the period when and if the determination is made, which would likely have a material adverse effect on our results of operations.

We have had discussions with the United States Postal Service on a range of possibilities for restructuring our activities under the Priority Mail contract. Although we cannot predict whether these discussions will in fact result in additional payments to us or a modification to the contract, the wide range of alternatives discussed has included both increasing and decreasing the scope of our activities under the contract and both partial and total termination of the contract. In addition, both we and the United States Postal Service have notified each other of alleged breaches under the contract. If our activities under the contract are curtailed or terminated, the costs could be material. Likewise, it is possible that the United States Postal Service could assert claims against us for breach of the contract or other matters, which could be significant. As a result, we can give you no assurance that these or other matters relating to the Priority Mail contract will not have a material adverse effect on our results of operations.

We may be subject to claims arising from our spin-off of Consolidated
Freightways.

On December 2, 1996, we completed the spin-off to our shareholders of CF MotorFreight, a less-than-truckload motor carrier. The spun-off businesses are currently operating under the name of Consolidated Freightways Corporation. We are or may be subject to substantial claims with respect to matters relating to Consolidated Freightways' business and operations. These include claims of the Internal Revenue Service for Consolidated Freightways' tax liability relating to periods prior to the spin-off and claims for employment-related matters. They also include our obligations to indemnify a number of states, insurance companies and sureties against the failure of Consolidated Freightways to pay workers' compensation, tax and public liability claims. Should we be required to make any payments in order to satisfy any of these claims, we believe that we would be entitled, under agreements entered into in connection with the spin-off, to reimbursement from Consolidated Freightways. However, any failure to receive reimbursement for a significant portion of those payments, whether due to Consolidated Freightways' successfully contesting their obligation to reimburse us or for any other reason, could have a material adverse effect on our results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Other." In addition, some of these matters are discussed under "Risk Factors--Risks Relating to Spin-Off of CFC" in the accompanying prospectus and you should review that information in connection with the discussion in this prospectus supplement.

We could be required to make substantial payments as a result of tax issues raised by the Internal Revenue Service relating to aircraft maintenance costs and aviation excise taxes.

The IRS has proposed a substantial adjustment for tax years 1987 through 1990 based on its position that some of our aircraft maintenance costs should have been capitalized rather than expensed for federal income tax purposes. In addition, we believe it is likely that the IRS will propose an additional adjustment, based on the same IRS position with respect to aircraft maintenance costs, for subsequent tax years. The IRS has also proposed adjustments that would require Emery Worldwide to pay substantial additional aviation excise taxes for the period from January 1, 1990 through September 30, 1995 and it is possible that the IRS may seek to increase the amount of aviation excise tax payable by Emery Worldwide for periods subsequent to September 30, 1995.

We believe that our practice of expensing these types of aircraft maintenance costs is consistent with industry practice and that there is legal authority to support the manner in which we have calculated and paid aviation excise taxes. Accordingly, we intend to continue to vigorously contest these proposed adjustments. However, if either of these matters is determined adversely to us, there can be no assurance that we will not be liable for substantial additional taxes, plus accrued interest. As a result, there can be no assurance that these matters will not have a material adverse effect on us.

We may be adversely affected by an investigation being conducted by the Department of Transportation relating to our handling of hazardous materials.

The Department of Transportation, through its Office of Inspector General, and the Federal Aviation Administration are conducting an investigation relating to the handling of hazardous materials by Emery Worldwide. The investigation is ongoing and Emery Worldwide is cooperating fully. Because the investigation is at a preliminary stage, we are unable to predict the outcome of this investigation.

We may be adversely affected as a result of the recent crash of one of our aircraft.

On February 16, 2000, a DC-8 cargo aircraft operated by Emery Worldwide Airlines, Inc., one of our subsidiaries, crashed shortly after take-off from Mather Field, near Sacramento, California. The crew of three was killed. There were no reported injuries on the ground. The cause of the crash has not been determined. The National Transportation Safety Board has begun an investigation.

We are currently unable to predict the outcome of this matter or the effect it may have on us. We may be subject to claims and proceedings relating to the crash, which could include private lawsuits seeking monetary damages and governmental proceedings. Although we maintain insurance that is intended to cover claims that may arise in connection with an airplane crash, we cannot assure you that our insurance will in fact be adequate to cover all possible types of claims. In particular, any claims for punitive damages or any impact of possible government proceedings or other sanctions would not be covered by insurance.

                                Use of Proceeds

We anticipate that the net proceeds from the sale of the debentures will be approximately $197.9 million, after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use the net proceeds primarily to repay borrowings under our $350 million bank credit facility and under uncommitted credit facilities. We will use the remaining net proceeds for other general corporate purposes. As of February 18, 2000, we had $125.0 million of borrowings outstanding under our $350 million credit facility and $11.0 million of borrowings outstanding under our uncommitted credit facilities.

As of February 18, 2000, the weighted average interest rate on borrowings under our $350 million credit facility was approximately 6.2% per annum. The facility terminates on November 21, 2001, at which time all borrowings under the facility will be due and payable. We used the proceeds from borrowings under the facility to repay a portion of the $117.7 million outstanding principal amount of our 9 1/8% notes when they matured in August 1999 and for other general corporate purposes.

As of February 18, 2000, the weighted average interest rate on borrowings under our uncommitted credit facilities was approximately 6.0% per annum. We used the proceeds from borrowings under these facilities for working capital and other general corporate purposes.

Pending application for these purposes, we may invest the net proceeds from the sale of the debentures in short-term investments and marketable securities.

                                 Capitalization

The following table sets forth our consolidated short-term debt and our consolidated capitalization as of September 30, 1999 on a historical basis and as adjusted to reflect the sale of the debentures and the application of the net proceeds from the sale of the debentures to repay borrowings as described under "Use of Proceeds."

                                                        ----------------------
                                                        At September 30, 1999
                                                        ----------------------
                                                                        As
                                                          Actual     Adjusted
Dollars in thousands                                    ----------  ----------
Short-Term Debt
 Current maturities of long-term debt and capital
  leases..............................................  $    6,460  $    6,460
 Short-term borrowings (1)............................      25,000         --
                                                        ----------  ----------
   Total Short-Term Debt..............................  $   31,460  $    6,460
                                                        ==========  ==========
Long-Term Debt and Capital Leases
 7.35% Notes due 2005.................................  $  100,000  $  100,000
 Debentures due 2030..................................          --     200,000
 6.14% Industrial Revenue Bonds due through 2014......       4,800       4,800
 Guaranteed TASP Notes, 6.0% to 8.54%, due through
  2009 (2)............................................     128,000     128,000
 Obligations under capital leases.....................     110,657     110,657
 Other debt (1).......................................      90,000         --
                                                        ----------  ----------
   Total Long-Term Debt (3)...........................     433,457     543,457
                                                        ----------  ----------

Company-obligated mandatorily redeemable convertible
 preferred securities of subsidiary trust holding
 solely convertible debentures of CNF Transportation
 Inc. (4).............................................     125,000     125,000
                                                        ----------  ----------

Shareholders' Equity
 Preferred stock, no par value; authorized 5,000,000
  shares: Series B, 8.5% cumulative, convertible,
  $0.01 stated value; designated 1,100,000 shares;
  issued and outstanding 843,274 shares...............           8           8
 Additional paid-in capital, preferred stock..........     128,253     128,253
 Deferred Thrift and Stock Plan compensation..........     (89,409)    (89,409)
                                                        ----------  ----------
   Total Preferred Shareholders' Equity...............      38,852      38,852
                                                        ----------  ----------
 Common Stock, $0.625 par value; authorized
  100,000,000 shares; issued 55,237,405 shares (5)....      34,523      34,523
 Additional paid-in capital, common stock.............     322,557     322,557
 Retained earnings....................................     699,658     699,658
 Deferred compensation, restricted stock..............      (1,388)     (1,388)
 Cost of repurchased common stock (6,870,334 shares)..    (169,397)   (169,397)
 Cumulative translation adjustment....................      (6,742)     (6,742)
 Minimum pension liability adjustment.................      (7,995)     (7,995)
                                                        ----------  ----------
   Total Common Shareholders' Equity..................     871,216     871,216
                                                        ----------  ----------
   Total Shareholders' Equity.........................     910,068     910,068
                                                        ----------  ----------
Total Capitalization..................................  $1,468,525  $1,578,525
                                                        ==========  ==========

-------------------
(1) Short-term borrowings consist of borrowings outstanding under our $350 million bank credit facility, which we refer to as, the "Credit Facility," and other uncommitted credit facilities. As of September 30, 1999, we had a total of $115.0 million outstanding under the Credit Facility and uncommitted credit facilities. Of that amount, $25.0 million was classified as short-term borrowings, while the remainder was classified as long-term debt based upon our ability and intent to refinance those borrowings on a long-term basis.

(2) These notes, which we refer to as the "TASP Notes," were issued by our Thrift and Stock Plan, which we refer to as the "TASP," and are guaranteed by us. At September 30, 1999, the TASP Notes consisted of $62.0 million aggregate principal amount of Series B TASP Notes and $72.4 million aggregate principal amount of 6% TASP Notes due 2006. The 6% TASP Notes due 2006 were issued on July 1, 1999 and the proceeds were used to refinance $45.25 million of Series A TASP Notes and $27.15 million of Series A restructured TASP Notes.

(3) In addition to the amounts reflected in the above table, at September 30, 1999 we had $63.6 million of letters of credit outstanding under the Credit Facility and $49.2 million of letters of credit outstanding under several other unsecured letter of credit facilities. At that date, no drawings were outstanding under these letters of credit.

(4) Consists of 2,500,000 convertible preferred securities issued by CNF Trust
    I. The sole assets of CNF Trust I are $128.9 million aggregate principal amount of 5% convertible subordinated debentures of CNF Transportation. The convertible subordinated debentures mature on June 1, 2012 and are redeemable at our option, in whole or from time to time in part, on or after June 1, 2000. Upon any redemption of the convertible subordinated debentures or repayment of the convertible subordinated debentures at maturity, CNF Trust I is required to redeem preferred securities with an aggregate liquidation amount equal to the aggregate principal amount of the convertible subordinated debentures being redeemed or repaid, as the case may be. Holders of the preferred securities are entitled to receive cumulative cash distributions at an annual rate of $2.50 per preferred security, equivalent to a rate of 5% per annum of the stated liquidation amount of $50 per preferred security.

(5) Includes 6,870,334 repurchased shares of our common stock at September 30, 1999. Does not include shares of our common stock issuable upon conversion of the preferred securities of CNF Trust I. Also does not include 1,057,264 shares of our common stock reserved for issuance under benefit plans, 2,518,433 shares of our common stock issuable under outstanding stock options, and approximately 3,970,134 shares of our common stock issuable upon conversion of our Series B Preferred Stock at September 30, 1999.

                      Selected Consolidated Financial Data

The following table sets forth our selected consolidated financial data as of and for the nine months ended September 30, 1999 and 1998, and as of and for the five years ended December 31, 1998. On December 2, 1996, we completed the spin-off of Consolidated Freightways. As a result, our consolidated financial statements have been restated to report the discontinued operations of Consolidated Freightways separately from our continuing operations.

The selected consolidated financial data, other than the ratios, for the five years ended December 31, 1998 has been derived from our audited consolidated financial statements, after giving effect to restatement for the discontinued operations of Consolidated Freightways resulting from the spin-off. The selected consolidated financial data, other than the ratios, as of and for the nine months ended September 30, 1999 and 1998 has been derived from our unaudited consolidated financial statements. In the opinion of management, those unaudited consolidated financial statements include all normal recurring adjustments necessary to present fairly the information required to be included in those financial statements.

The following data should be read in conjunction with the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including "Prospectus Supplement Summary--Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus supplement and our consolidated financial statements and the other information incorporated by reference in this prospectus supplement. See "Available Information" in the accompanying prospectus.

                  ---------------------------------------------------------------------------------------------
                    Nine Months Ended
                      September 30,                         Year Ended December 31,
                  -----------------------    ------------------------------------------------------------------
Dollars in           1999         1998          1998          1997          1996          1995          1994
thousands         ----------   ----------    ----------    ----------    ----------    ----------    ----------
                       (unaudited)
Statements of Operations
 Data
Revenues:
 Con-Way
  Transportation
  Services.....    $1,387,584   $1,256,818    $1,683,991    $1,473,188    $1,292,082    $1,152,164    $1,018,544
 Emery
  Worldwide....     1,732,591    1,604,535     2,203,474     2,249,594     1,968,058     1,766,301     1,567,854
 Menlo
  Logistics....       520,844      431,103       586,835       455,892       359,377       287,652       167,655
 Other.........       384,332      279,574       467,190        88,127        42,666        83,960        45,882
                   ----------   ----------    ----------    ----------    ----------    ----------    ----------
   Total.......    $4,025,351   $3,572,030    $4,941,490    $4,266,801    $3,662,183    $3,290,077    $2,799,935
                   ==========   ==========    ==========    ==========    ==========    ==========    ==========
Operating
 Income (Loss):
 Con-Way
  Transportation
  Services.....    $  171,715   $  155,157    $  206,945    $  147,155    $  101,049    $   96,573    $  111,220
 Emery
  Worldwide....        43,527       51,325        64,299       113,963        78,415        81,734        77,616
 Menlo
  Logistics....        16,127       14,369        19,459        17,178        10,918         6,325        (1,909)
 Other.........        32,328       (3,000)         (185)      (13,429)        1,766         2,055         3,050
                   ----------   ----------    ----------    ----------    ----------    ----------    ----------
   Total.......    $  263,697   $  217,851    $  290,518    $  264,867    $  192,148    $  186,687    $  189,977
                   ==========   ==========    ==========    ==========    ==========    ==========    ==========
Income from
 continuing
 operations
 before
 extraordinary
 charges.......    $  135,264   $  104,249    $  138,978    $  120,889    $   80,181    $   86,219    $   95,825
Loss from
 discontinued
 operations,
 net of income
 tax
 benefits (1)..           --           --            --            --        (36,386)      (28,854)      (37,442)
Loss from
 discontinuance,
 net of income
 tax benefits
 (1)...........           --           --            --            --        (16,247)          --            --
Extraordinary
 charges (2)...           --           --            --            --            --            --         (3,610)
                   ----------   ----------    ----------    ----------    ----------    ----------    ----------
Net income.....       135,264      104,249       138,978       120,889        27,548        57,365        54,773
                   ----------   ----------    ----------    ----------    ----------    ----------    ----------
Preferred stock
 dividends.....         6,125        6,078         8,169         7,886         8,592        10,799        19,063
                   ----------   ----------    ----------    ----------    ----------    ----------    ----------
Net income
 available to
 common
 shareholders..    $  129,139   $   98,171    $  130,809    $  113,003    $   18,956    $   46,566    $   35,710
                   ==========   ==========    ==========    ==========    ==========    ==========    ==========

                         ---------------------------------------------------------------------------
                          Nine Months Ended
                            September 30,                   Year Ended December 31,
                         --------------------  -----------------------------------------------------
                           1999       1998       1998       1997       1996       1995       1994
Dollars in thousands     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                             (unaudited)
Other Operating Data
Depreciation............ $ 122,005  $ 109,474  $ 144,695  $ 111,096  $  87,423  $  69,952  $  63,557
Capital expenditures....   239,070    199,437    267,668    242,343    200,835    167,253    149,808
Interest expense........    21,300     25,135     32,627     39,553     39,766     33,407     27,065
Ratio of earnings to
 fixed charges (3)......      4.2x       3.8x       3.7x       3.3x       2.6x       2.8x       3.2x
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends (4)..........      4.0x       3.6x       3.5x       3.2x       2.6x       2.8x       2.8x

Balance Sheet and Other
 Data (end of period)
Net working capital..... $ 221,532  $ 192,620  $ 199,731  $ 203,249  $     809  $ 178,319  $ 128,049
Costs in excess of net
 assets of businesses
 acquired, net..........   268,504    270,607    268,314    277,442    285,566    306,795    320,653
Property, plant and
 equipment, net......... 1,089,319    959,018    984,476    879,842    752,649    574,674    491,714
Total assets............ 2,901,960  2,624,269  2,689,412  2,421,496  2,081,866  2,084,958  1,833,792
Long-term debt (5)......   433,457    467,658    467,635    473,488    477,201    480,410    493,781
Shareholders' equity....   910,068    752,705    776,355    658,103    508,279    722,360    673,629

-------------------
(1) Reflects the results of Consolidated Freightways, which was spun-off on December 2, 1996. The year ended December 31, 1994 includes an extraordinary charge of $1.9 million, net of related tax benefits, for the write-off of intrastate operating rights.

(2) Represents extraordinary charge from write-off of intrastate operating rights, net of related tax benefits.

(3) The ratio of earnings to fixed charges is unaudited for all periods presented. The ratio of earnings to fixed charges was derived by dividing earnings before fixed charges and income taxes by fixed charges. For this purpose, "earnings" represents income from continuing operations before consolidated income taxes and fixed charges (excluding capitalized interest and dividends on all of our preferred stock). "Fixed charges" represents interest on capital leases and short-term and long-term debt, capitalized interest, dividends on shares of our Series B Preferred Stock used to pay debt service on notes issued by the TASP, and the applicable portion of our consolidated rent expense which approximates the interest portion of lease payments. See "Capitalization." All of the outstanding shares of our Series B Preferred Stock are held by the TASP.

(4) The ratio of earnings to combined fixed charges and preferred stock dividends is unaudited for all periods presented. The ratio of earnings to combined fixed charges and preferred stock dividends was derived by dividing earnings before fixed charges and income taxes by combined fixed charges and dividends on our Series C Conversion Preferred Stock and the convertible preferred securities issued by CNF Trust I. See "Capitalization." For this purpose, earnings and fixed charges are computed as described in note (3) above. The Series C Conversion Preferred Stock was issued in March 1992 and all of the outstanding shares were converted into our common stock in March 1995.

(5) Long-term debt includes capital lease obligations and notes issued by the TASP which are guaranteed by us. See "Capitalization."

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

You should read the following discussion and analysis together with the section entitled "Selected Consolidated Financial Data" included elsewhere in this prospectus supplement. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those discussed under "Risk Factors" in this prospectus supplement, under "Risk Factors" in the accompanying prospectus and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Nine Months Ended September 30, 1999 and 1998

General

Net income available to common shareholders for the first nine months of 1999 was the best in our history at $129.1 million, or $2.68 per basic share and $2.38 per diluted share. This represented an increase of 31.5% from $98.2 million, or $2.06 per basic share and $1.83 per diluted share, in the first nine months of 1998. Higher net income available to common shareholders was primarily the result of higher operating income, a decline in other net expenses, and a lower effective tax rate. Operating income in the first nine months of 1999 benefited from a $16.5 million gain, or $0.19 per basic share and $0.17 per diluted share, on the settlement of a lawsuit in January 1999. In May 1999, another non-recurring gain of $10.1 million, or $0.12 per basic share and $0.10 per diluted share, was recognized on the sale of the assets of VantageParts, a wholesale distributor of truck parts and supplies. Excluding non-recurring gains, net income available to common shareholders for the first nine months of 1999 would have been $114.1 million, or $2.37 per basic share and $2.11 per diluted share.

Revenue for the first nine months of 1999 increased 12.7% compared to the first nine months of 1998 on higher revenue from all reporting segments. Revenue for the first nine months of 1999 reflected operations under the Priority Mail contract for the entire period.

Operating income for the first nine months of 1999 increased 21.0% over the same period in 1998 due primarily to higher operating income from Con-Way, our Priority Mail contract with the United States Postal Service, and Menlo Logistics, as well as gains on the settlement of a lawsuit and the sale of assets of VantageParts. Lower operating income from Emery Worldwide for the first nine months of 1999 partially offset increases from our other reporting segments.

Other net expenses in the first nine months of 1999 decreased 19.1% from the same period in 1998 due primarily to lower interest expense and gains on property sales. The decline in interest expense was partially due to the July 1998 refinancing of a capital lease obligation at a lower interest rate and the repayment of our 9 1/8% notes due 1999 at maturity. The repayment of $117.7 million of 9 1/8% notes in August 1999 was funded in part with $90.0 million of lower interest rate long-term borrowings under unsecured lines of credit. Capitalized interest on construction projects in the first nine months of 1999 also contributed to lower interest expense compared to the same period in 1998.

The effective tax rate for the first nine months of 1999 was 43.5% compared to 44.5% in 1998. The reduction was primarily the result of higher income in the 1999 period.

Con-Way Transportation Services

Con-Way's revenue in the first nine months of 1999 increased 10.4% over the same period in 1998 due primarily to higher tonnage and higher average revenue per one hundred pounds transported. In discussing Con-Way, we sometimes refer to average revenue per one hundred pounds transported as "revenue per hundredweight" or "yield."

Total and less-than-truckload tonnage in the first nine months of 1999 increased 6.5% and 6.8%, respectively, over the same period in 1998. Higher tonnage reflected growth in core regional service and inter-regional joint services. The entire first nine months of 1999 benefited from inter-regional joint services between all of Con-Way's regional carriers. The inter-regional joint service between Con-Way's western and central carriers was not implemented until the second quarter of 1998. We believe that the closures of two of Con-Way's competitors in the second quarter of 1999 created additional demand for Con-Way's services in the third quarter of 1999. We also believe that the first quarter of 1998 included benefits received from freight diverted by shippers concerned about possible strikes at unionized national less-than-truckload carriers.

Yield for Con-Way's regional carriers in the first nine months of 1999 increased 5.3% over the same period in 1998. Higher yield was primarily due to increased rates obtained for Con-Way's core premium services and a larger percentage of inter-regional joint services, which command higher rates on longer lengths of haul. In prior years, Con-Way implemented its annual revenue rate increase on January 1 of each year. Consistent with the practice initiated by many of its competitors in 1998, Con-Way announced a revenue rate increase effective early in the fourth quarter of 1999 rather than January 1, 2000.

Con-Way's operating income in the first nine months of 1999 increased 10.7% over the same period in 1998 due primarily to higher revenue, increased "load factor," by which we mean ton-miles carried divided by the total miles our tractors travel, greater emphasis on operating efficiencies and better cost control. Rising diesel fuel prices resulted in higher fuel expense in the third quarter of 1999 compared to the same quarter in 1998. In an effort to mitigate the adverse impact of the higher fuel costs, Con-Way implemented a fuel surcharge in August 1999. Weather-related costs of Hurricane Floyd in September 1999 and start-up costs incurred in the first nine months of 1999 for Con-Way's new multi-client warehousing and logistics business also negatively impacted operating income in 1999. We believe that operating income in the third quarter of 1999 benefited from the closure of two of Con-Way's competitors while the first quarter of 1998 benefited from the strike concerns of shippers, both as mentioned above.

Emery Worldwide

Emery Worldwide's revenue in the first nine months of 1999 was 8.0% higher than the same period in 1998 due primarily to increased international airfreight revenue and higher revenue from its Express Mail contract with the United States Postal Service. North American airfreight revenue was slightly lower for the first nine months of 1999 when compared to the same period in 1998.

Although revenue per pound for the first nine months of 1999 was 5.0% higher than the same period in 1998, a 5.4% decline in pounds transported contributed to a 0.8% decrease in North American airfreight revenue. In discussing Emery Worldwide, we sometimes refer to revenue per pound as "yield." Improved revenue per pound was due in part to an increase in the percentage of higher yielding guaranteed delivery service, which was introduced in January 1999, and Emery Worldwide's yield management program, which is designed to eliminate or reprice specified low-margin business. Although Emery Worldwide's yield management program was a factor in achieving higher yield, it also contributed to lower freight volume.

In the first nine months of 1999, a 6.4% increase in pounds transported and 1.9% higher yield contributed to an improvement of 8.4% in international airfreight revenue over the same period in 1998. Freight volume and yield in the first nine months of 1999 were favorably impacted by improved economic conditions in some international markets served by Emery Worldwide.

Emery Worldwide's operating income for the first nine months of 1999 was down 15.2% from the same period in 1998. Although revenue was higher, operating margins for the first nine months of 1999 declined from the same period in 1998 due primarily to higher airhaul costs, which were in part related to an ongoing initiative to reposition Emery Worldwide as a premium service carrier. This initiative is intended to improve service by, among other things, improving infrastructure and aircraft dependability and modifying freight handling processes. Weather related costs of Hurricane Floyd and higher fuel costs compared to the third quarter of 1998 also negatively impacted operating income in the third quarter of 1999. Emery Worldwide's fuel index fee went into effect in September 1999, partially mitigating the adverse impact of higher fuel costs.

Menlo Logistics

Menlo Logistics' revenue in the first nine months of 1999 exceeded the same period in 1998 by 20.8%. Results for the first nine months of 1999 included revenue generated from several large logistics contracts secured in the second quarter of 1998. The first nine months of 1999 also included higher revenue from existing contracts compared with the same period in 1998.

Operating income for Menlo Logistics in the first nine months of 1999 increased 12.2% over the same period in 1998. Higher operating income was primarily attributable to increased revenue. However, higher business development and information system costs incurred during the first nine months of 1999 contributed to lower operating income as a percentage of revenue than in the same period in 1998.

Other Segment

The Other segment consists primarily of the operations under our Priority Mail contract with the United States Postal Service, and includes the operating results of Road Systems and, prior to our sale of its assets in May 1999, VantageParts. Also included in the Other segment for 1999 were net gains on the settlement of a lawsuit in January 1999 and on the VantageParts asset sale.

The Other segment's revenue for the first nine months of 1999 increased 37.5% over the same period in 1998 due primarily to higher Priority Mail revenue of $354.6 million. The Priority Mail operations were not fully implemented until late in the second quarter of 1998.

For the first nine months of 1999, operating income for the Other segment increased by $35.3 million from the first nine months of 1998 due primarily to a $10.1 million net gain on the sale of assets of VantageParts and a $16.5 million net gain from a lawsuit settled in January 1999. In addition, the Priority Mail operations in the first nine months of 1999 generated operating income of $4.8 million compared to an operating loss of $5.0 million in the same period in 1998. However, all of this operating income from the Priority Mail contract was recorded in the first six months of 1999. Subsequent to the second quarter of 1999, we have generally been recording our operating results under the Priority Mail contract at break-even levels as a result of the accounting treatment described below with respect to so-called unbilled revenue. The first nine months of 1998 included losses incurred during the start-up phase of the Priority Mail contract.

In accordance with the Priority Mail contract, in February 1999, Emery Worldwide Airlines, Inc., our subsidiary that operates the contract, submitted a proposal to the United States Postal Service for 1999 pricing. We believe that the proposal was reasonably determined and justifiable based upon Emery Worldwide Airline's experience of operating under the Priority Mail contract.

Emery Worldwide Airlines did not receive a satisfactory response from the United States Postal Service. Consequently, Emery Worldwide Airlines in the third quarter of 1999 filed a claim with the United States Postal Service for proposed higher prices.

Through the second quarter of 1999, Priority Mail contract revenue was billed at a provisional rate set by the United States Postal Service, pending a final price determination. The United States Postal Service responded to Emery Worldwide Airlines' claim with unilateral price reductions for both prior and future periods. The current rate is below Emery Worldwide Airlines' cost to service the Priority Mail contract. Unless the rate is increased or until negotiation or litigation results in favorable pricing or contract changes, Emery Worldwide Airlines will be compensated below its cost of operating under the contract.

Also, in August 1999, the United States Postal Service denied Emery Worldwide Airlines' previously filed claim for reimbursement of additional costs incurred during the 1998 holiday season.

Consistent with our accounting policies as described in note 1 to our consolidated financial statements for the year ended December 31, 1998, which are incorporated by reference in this prospectus supplement, unbilled revenue from the Priority Mail contract is recognized in our financial statements. In accordance with generally accepted accounting principles, Emery Worldwide Airlines recognizes unbilled revenue under the Priority Mail Contract sufficient only to recover costs of operating under the contract. Accordingly, no operating profit was recognized in connection with the Priority Mail contract in the third quarter of 1999. As a result of the claims discussed above and the United States Postal Service's decision to assert price reductions, Emery Worldwide Airlines through September 30, 1999 had recognized $60.1 million of revenue now in dispute and attributable to claims made by Emery Worldwide Airlines under the contract, of which $23.1 million was recognized in the third quarter of 1999. Until the dispute is resolved, we expect that any shortfall between Emery Worldwide Airlines' billed revenue from the Priority Mail contract and its costs of operating under the contract will be recognized as unbilled revenue and, as a result, that we will generally continue to record break-even operating results under the Priority Mail contract in our financial statements.

If we determine that the unbilled revenue is uncollectable, the uncollectable amount will be charged as expense to operations in the period when and if that determination is made.

We disagree with the United States Postal Service's actions and intend to vigorously contest our claim for price determination and denial of the 1998 holiday claim by appropriate action. We believe our position is reasonable and well founded; however, there can be no assurance as to the outcome. Likewise, if determined adversely to us, there can be no assurance that this matter will not have a material adverse effect on our results of operations. See "Risk Factors--We are subject to risks and uncertainties arising from our Priority Mail contract, including an ongoing dispute as to pricing terms under the contract."

Years Ended December 1998, 1997 and 1996

General

Our total operating income in 1998 of $290.5 million exceeded our 1997 operating income by 9.7% and was a record for the third consecutive year. The increased operating income was the result of significantly higher income from Con-Way, increased income from Menlo Logistics and a reduced loss from the Other segment, which consists mostly of the operations under the Priority Mail contract with the United States Postal Service. These improvements were partially offset by significantly lower operating income from Emery Worldwide. Our operating income for 1997 was a record $264.9 million, which represented a 37.9% increase over 1996. Aided by a strong economy in 1997, the increase resulted primarily from significant operating income improvements from Con-Way, Emery Worldwide and Menlo Logistics, offsetting losses in the Other segment from the start-up phase of the Priority Mail operations.

Our total revenues for 1998, a record at the time at $4.94 billion, increased 15.8% over 1997. The increase was largely due to higher revenues from Con-Way, significantly higher revenue growth from Menlo Logistics, and higher revenues from the Other segment as a result of full operations following completion of the start-up phase of the Priority Mail contract. Partially offsetting these increases was a small decline in revenues from Emery Worldwide. Our total revenues for 1997, previously a record at $4.27 billion, increased 16.5% over the previous record achieved in 1996. The most significant revenue increases in 1997 came from Emery Worldwide, Con-Way and Menlo Logistics.

Operating results for 1996 reflect the results of Consolidated Freightways Corporation as a discontinued operation. Consolidated Freightways Corporation was our former long-haul, less-than-truckload carrier, which we spun off to our shareholders on December 2, 1996.

Con-Way Transportation Services

Revenues for Con-Way in 1998 were a record at the time at $1.68 billion, a 14.3% increase over 1997, reflecting the combined improvement from both higher tonnage levels and higher revenue per hundredweight. Total Con-Way regional carrier tonnage in 1998 increased 6.2% and less-than-truckload tonnage increased 6.6% over 1997. The volume improvements resulted from continued market share gains in geographic regions into which Con-Way had previously expanded its operations and growth from Con-Way's premium service mix.

Average revenue per hundredweight in 1998 was up approximately 10% over 1997, reflecting increased joint-service business and continued success of Con-Way's premium service offerings. Also as a result of increased tonnage and revenue per hundredweight, Con-Way's 1997 revenues increased 14.0% compared to 1996. Total regional carrier tonnage for 1997 was 9.3% above 1996, with less-than-truckload tonnage up 9.7%. Adding to these volume increases were higher rates in 1997, as average revenue per hundredweight was up about 5% compared to 1996.

Operating income for Con-Way increased to $206.9 million in 1998 compared to $147.2 million in 1997, a 40.6% improvement. Operating income throughout 1998 exceeded $50 million each quarter and was in part due to the continued expansion of more profitable premium services. As in 1997, productivity improvements that contributed to the higher operating income included more efficient utilization of the freight system's capacity, increased load factors, freight handling efficiencies, growth from joint-service business, and some benefit from lower fuel costs. Con-Way reported a significant increase in operating income in 1997 of 45.6% above 1996. Factors contributing to this increase included higher revenues from the more profitable premium services and productivity improvements similar to those described for 1998.

Emery Worldwide

Emery Worldwide's revenues for 1998 decreased 2.1% from 1997 due primarily to lower domestic and international airfreight revenues, partially offset by revenue growth from other transportation services, including the Express Mail contract with the United States Postal Service. Total domestic revenues in 1998 were down only 2.3% from 1997 despite a sharper decline of 9.6% in domestic airfreight revenues, primarily as a result of higher revenues from other transportation services that were included in Emery Worldwide's domestic revenues. Domestic airfreight tonnage in 1998 declined 8.2% from 1997. International airfreight revenues in 1998 were down 5.0% on a tonnage decline of 0.8% compared to 1997. Domestic airfreight revenue per pound in 1998 was relatively unchanged from 1997, with international revenue per pound down 3.4% from 1997. Emery Worldwide's revenues for 1997 increased 14.3% over 1996. In 1997, international airfreight revenues increased 16.0% and domestic revenues were up 12.5% over 1996. Tonnage increases in 1997 for the same international and domestic services were 13.7% and 9.8%, respectively, compared to 1996.

Domestic airfreight volume in 1998 declined primarily from decreased demand from certain industries serviced by Emery Worldwide, increased ground-based competition, and implementation of Emery Worldwide's yield management program designed to re-price or eliminate specified low margin business. Results for 1997 also included approximately $30 million of revenue attributed to the two week strike at a major parcel carrier in August 1997. International airfreight volumes in 1998 were down from 1997 due primarily to adverse economic conditions in the international markets served by Emery Worldwide.

Partially as a result of the lower revenue levels, and compounded by higher incremental costs of service initiatives, operating income in 1998 for Emery Worldwide declined 43.6% from 1997. Service initiatives aimed at improving service levels to facilitate changes to Emery Worldwide's domestic premium service mix required some incremental cost increases. These included costs from enhanced short-term airlift capacity and other freight handling processes. The impact, when combined with lower revenues, resulted in a more dramatic decrease in margins. The comparatively lower fuel costs in 1998 were essentially mitigated by fuel surcharges realized in 1997. Emery Worldwide's operating income for 1997 increased to a record $114.0 million, a 45.3% increase over 1996. The improved results reflected the benefits of revenue growth, combined with limited benefits from premium service mix, the parcel carrier strike referred to above and continued cost control strategies.

Menlo Logistics

Menlo Logistics' revenues in 1998 of $586.8 million increased 28.7% from 1997 partially as a result of the addition of new contracts secured earlier in 1998 with several large customers. Also contributing to the revenue growth in 1998 was an increase in revenues from existing contracts entered into prior to 1998. Menlo Logistics' revenues in 1997 increased 26.9% over 1996.

Operating income in 1998 was $19.5 million, up 13.3% from 1997. The increased operating income was driven by revenue growth and in part by improved margins from contracts that had completed their start-up phase and moved into full operation. Partially offsetting the increased income from existing contracts were costs of implementing several new contracts secured in the first half of 1998. In 1997, Menlo Logistics reported a 57.3% increase in operating income to reach $17.2 million. The 1997 increase partially resulted from an increased mix of integrated solution projects that produced higher margins than in 1996.

Other Segment

The Other segment consists primarily of the operations under the Priority Mail contract with the United States Postal Service, and includes Road Systems and VantageParts. As noted above, we sold the assets of VantageParts in 1999. The 1998 revenue increase was due primarily to Priority Mail revenues, which increased to $410.8 million in 1998 from $51.6 million in 1997. The third quarter of 1998 was the first quarter in which our full system of 10 Priority Mail processing centers was complete and operational. We are seeking cost recoveries from the United States Postal Service for expenses incurred in connection with system modifications required by the United States Postal Service for the 1998 holiday operations. The claim seeks reimbursement for excess costs incurred plus profit. Included in 1998 revenues were unbilled revenue for this claim filed with the United States Postal Service to recover a portion of the costs incurred in connection with modifications for holiday operations. In August 1999, the United States Postal Service denied this claim. See "Risk Factors--We are subject to risks and uncertainties arising from our Priority Mail contract, including an ongoing dispute as to pricing terms under the contract." The Priority Mail contract, which was signed in April 1997 and was in its start-up phase that same year, provided revenue beginning only in the fourth quarter of 1997.

The operating loss for the Other segment in 1998 was primarily due to losses incurred by the Priority Mail operations. However, the Priority Mail contract operating loss of $3.0 million in 1998 decreased 77.0% from the prior year as the 1997 operating loss of $13.0 million included higher cost levels during the start-up phase of operations. The loss incurred in 1998 was primarily due to costs during completion of the start-up phase in the first quarter of 1998 and the costs of maintaining service levels and making required system modifications for the holiday season in December 1998. The Other segment operating loss in 1997 was down $15.2 million from operating income in 1996 as a result of losses incurred during the 1997 start-up phase of the Priority Mail contract.

Other Income (Expense)

Other expense for 1998 was down 6.8% compared to 1997 primarily due to lower interest expense resulting from reduced interest rates following the refinancing in both 1998 and 1997 of debt obligations. Also contributing to the lower interest expense in 1998 were lower average short-term borrowings partially offset by dividend requirements on preferred securities of a subsidiary trust issued in June 1997. Other expense in 1997 decreased 4.4% from 1996 primarily as a result of lower interest expense after the repayment of short-term borrowings with proceeds from the issuance of the preferred securities of this subsidiary trust.

Income Taxes

The effective tax rate for 1998 was 44.5% compared to a rate of 45.5% for 1997 and 1996. The decline in the effective tax rate was primarily attributable to the implementation of certain tax planning strategies and fewer non-deductible items. The effective tax rate of 45.5% for 1997 and 1996 reflects comparable levels of non-deductible items and taxes incurred in other jurisdictions.

Net Income

The 1998 net income available to common shareholders was $130.8 million, a 15.8% increase compared with $113.0 million in 1997. The increased net income was attributable to the combination of higher operating income, lower other expenses and a lower effective tax rate. Higher operating income in 1997 contributed to net income available to common shareholders that increased 57.8% over 1996, which was adversely impacted by a $52.6 million loss from discontinued operations.

Liquidity and Capital Resources

In the first nine months of 1999, our cash and cash equivalents increased $59.4 million to $133.3 million. Cash from operations of $355.8 million provided funding for $267.0 million of capital and software expenditures, $51.0 million of net debt reduction and $25.6 million of dividend payments.

Cash from operations in the first nine months of 1999 was provided primarily by net income before depreciation, amortization and deferred taxes.

Capital expenditures of $239.1 million in the first nine months of 1999 increased $39.6 million from the same period in 1998 due primarily to a $71.2 million increase in Con-Way's capital expenditures, partially offset by a $33.5 million decline in capital expenditures for the Priority Mail contract. For the first nine months of 1999, Con-Way spent $152.5 million, primarily on revenue equipment and infrastructure in connection with its capital reinvestment program. Capital expenditures related to the Priority Mail contract in the first nine months of 1999 declined compared to the same period in 1998, given that required capital expenditures in the prior period related to the start-up phase of the Priority Mail contract.

The sale of assets of VantageParts in May 1999 generated proceeds of $29.3 million and a non-recurring net gain of $10.1 million.

During 1998, net capital and technology expenditure requirements of $303.2 million exceeded cash flow from operating activities of $266.8 million. Additionally, dividend payments used $30.3 million in cash. To fund these requirements, cash and cash equivalents declined $23.7 million and short-term borrowings increased $43.0 million.

Comparing 1998 to 1997, cash flow from operations declined $21.4 million, as higher payments for current and other liabilities more than offset increased cash from net income. Receivables grew proportionately with business levels in both years, while growth in operating liabilities slowed in 1998. Cash flow from operations in 1997 increased $71.9 million over 1996 primarily due to higher net income and depreciation and amortization.

Investing activities for 1998 used $54.9 million more cash than in 1997, reflecting a $25.3 million increase in capital expenditures and a $40.4 million increase in expenditures for purchased and internally developed software. The capital expenditure increase primarily came from Emery Worldwide and was partially offset by lower capital expenditures for the Priority Mail operations than in 1997. The increased expenditures for software were for significant technology projects to develop operating, finance and administrative systems. Capital expenditures in 1997 increased $41.5 million compared to 1996 primarily due to expenditures required for the Priority Mail contract.

As discussed above under "--Nine Months Ended September 30, 1999 and 1998," the rate currently being paid to Emery Worldwide Airlines by the United States Postal Service under the Priority Mail contract is below Emery Worldwide Airlines' cost to service the contract. Until the dispute over pricing is resolved, our liquidity will be adversely affected by the shortfall between Emery Worldwide Airlines' compensation from the contract and its cost of operating under the contract.

Financing activities provided $37.1 million more cash in 1998 than in 1997, mostly reflecting the increase in short-term borrowings. In 1997, proceeds from the issuance of preferred securities by a subsidiary trust and exercise of stock options were substantially offset by the repayment of borrowings. Dividend payments were only slightly higher in 1998 than in 1997 and 1996.

At September 30, 1999, we had $80.0 million of borrowings outstanding under our $350 million unsecured credit facility and $35.0 million outstanding under our $95.0 million of uncommitted lines of credit. Of the $115.0 million outstanding under both the unsecured credit facility and the uncommitted lines, $90.0 million was classified as long-term debt based on our ability and intent to refinance the borrowings on a long-term basis. The $90.0 million of long-term borrowings under lines of credit were used to partially fund the repayment of $117.7 million of our outstanding 9 1/8% notes, which matured in August 1999. In September 1999, we obtained a supplemental $100 million unsecured credit facility to provide additional liquidity until designated long-term borrowings under lines of credit are refinanced with a longer-term instrument; no borrowings were outstanding under this new facility at September 30, 1999. The new $100 million credit facility will terminate on September 28, 2000, at which time any borrowings under that facility will be due and payable. We do not anticipate that we will renew the $100 million facility.

At December 31, 1998, we had borrowings of $28.0 million under our $350 million unsecured credit facility and another $15.0 million outstanding under our $95 million of other uncommitted lines of credit.

The $350 million facility is also available for issuance of letters of credit. Under that facility, outstanding letters of credit totaled $63.6 million at September 30, 1999, which left available capacity of $206.4 million. In addition, at September 30, 1999, we had $100.0 million of available capacity under the new $100 million credit facility and available capacity of $60.0 million under other uncommitted lines of credit. Under several other unsecured facilities, $49.2 million of letters of credit were outstanding at September 30, 1999.

At December 31, 1998, outstanding letters of credit under the $350 million facility totaled $66.6 million, which left available capacity at that time of $255.4 million. In addition, at December 31, 1998, we also had available capacity of $80.0 million under the other uncommitted lines of credit. Under several other unsecured facilities, $51.5 million of letters of credit were outstanding at December 31, 1998.

On October 1, 1998, we redeemed $46 million of Series A revenue bonds used as partial financing of a sorting facility in Dayton, Ohio. These redeemed bonds, with an effective interest rate of 8% and due in October 2009, were replaced with $46 million of Series A refinancing bonds due in February 2018 with an interest rate of 5.625%.

We filed a shelf registration statement with the Securities and Exchange Commission in June 1998 that covers $250 million of debt and equity securities for future issuance with terms to be decided when and if issued. This offering is being made under that registration statement.

On July 1, 1999, we refinanced $45.25 million of Series A notes and $27.15 million of Series A restructured notes issued by our Thrift and Stock Plan. These notes, with respective interest rates of 8.42% and 9.04% per annum, were replaced with $72.4 million of new TASP notes with an interest rate of 6.0% per annum and a maturity date of January 1, 2006.

Our ratio of total debt to capital decreased to 31.0% at September 30, 1999, from 36.4% at December 31, 1998, primarily due to lower borrowings and higher shareholders' equity from net income. Our ratio of total debt to capital decreased to 36.4% at December 31, 1998, from 37.9% at December 31, 1997, primarily due to higher shareholders' equity from net income. For purposes of computing this ratio, capital is defined as the sum of our shareholders' equity plus the preferred securities of our subsidiary trust and our total debt, and our total debt includes short-term debt.

Cyclicality and Seasonality

We operate in industries that are affected directly by general economic conditions and seasonal fluctuations, both of which affect demand for transportation services. In the trucking and airfreight industries, for a typical year, the months of September and October usually have the highest business levels while the months of January and February usually have the lowest business levels. Operations under the Priority Mail contract typically peak in December due primarily to higher shipping demand related to the holiday season.

Market Risk

Our policy is to enter into derivative financial instruments only in circumstances that warrant the hedge of an underlying asset or liability against exposure to some form of market, interest rate or currency-related risk. This policy also prohibits entering into derivative instruments for trading purposes.

In certain situations, we use derivative financial instruments to mitigate potential volatility in interest rates. At December 31, 1998, these derivatives consisted of plain vanilla interest rate swaps with high correlation to the underlying exposure such that fluctuations in the value of the derivatives offset reciprocal changes in the underlying exposure. The underlying exposure consisted primarily of equipment lease obligations with variable interest rate components that are adjusted quarterly. At December 31, 1998, we estimated that the net payments under the swaps given a hypothetical adverse change of 10% in market interest rates would not have a material effect on our consolidated financial position or results of operations.

We may also be exposed to the effect of interest rate fluctuations on the fair value of our long-term debt and capital lease obligations, as described in notes 4 and 5 of our consolidated financial statements for the year ended December 31, 1998. The change in the fair value of our long-term obligations given a hypothetical 10% change in interest rates would have been approximately $15 million at December 31, 1998.

At December 31, 1998, we had not entered into any derivatives to hedge our foreign currency exposure.

We may from time to time enter into fuel purchase contracts to hedge our market exposure to fuel prices. However, no material contracts were entered into at December 31, 1998.

At September 30, 1999, there were no material changes in our market risk sensitive instruments and positions since December 31, 1998.

Accounting Standards

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." We refer to this Statement of Position as "SOP 98-1." SOP 98-1, which provides for the capitalization of the costs of internal-use software if specified criteria are met, is effective for fiscal years beginning after December 15, 1998. As provided by SOP 98-1, we elected to adopt the pronouncement early and applied the new provisions prospectively as of January 1, 1998. Prior to adoption of SOP 98-1, it was our policy to capitalize purchased software costs and to expense all internally developed internal-use software costs. For the year ended December 31, 1998, costs of $35.9 million were capitalized as internally developed internal-use software.

In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of FASB Statement No. 133." We refer to this Statement of Financial Accounting Standards as "SFAS 137." SFAS 137 delays by one year the effective date of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which we refer to as "SFAS 133." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement. SFAS 133 will now become effective January 1, 2001. We do not expect the adoption of SFAS 133 to have a material impact on our consolidated financial position or results of operations. We plan to adopt the statement in the first quarter of 2001.

Year 2000

We believe our efforts to address Year 2000 issues have been successful in avoiding any material adverse effect on our results of operations or financial condition from Y2K problems. However, not all Y2K problems were necessarily expected to surface in January 2000. We do not expect any material adverse effects on results of operations or financial condition due to Y2K issues, but we will continue to monitor for Y2K related problems. Should problems arise, we intend to implement the Y2K business resumption contingency plans we have previously established.

Other

Spin-Off of Consolidated Freightways. On December 2, 1996, we completed the spin-off to our shareholders of CF MotorFreight, a less-than-truckload motor carrier. The spun-off businesses are currently operating under the name of Consolidated Freightways Corporation. We are or may be subject to substantial claims with respect to matters relating to Consolidated Freightways' business and operations. Some of these matters are discussed under "Risk Factors--We may be subject to claims arising from our spin-off of Consolidated Freightways" in this prospectus supplement and "Risk Factors--Risks Relating to Spin-Off of CFC" in the accompanying prospectus, and you should review that information in connection with matters discussed below.

As the former parent of Consolidated Freightways, we are primarily liable to the IRS for Consolidated Freightways' tax liability relating to periods prior to the spin-off. We are currently under examination by the IRS for tax years 1987 through 1996 on various issues. In connection with that examination, the IRS is seeking additional taxes, plus interest, for matters relating to Consolidated Freightways for those periods. However, as part of the spin-off, we entered into a tax sharing agreement with Consolidated Freightways that provides a mechanism for the allocation of any additional tax liability and related interest that arise due to adjustments by the IRS for years prior to the spin-off. We believe that we are entitled to and will pursue reimbursement from Consolidated Freightways under the tax sharing agreement for any payments that we make to the IRS with respect to these additional taxes.

In connection with the spin-off, we agreed to indemnify a number of states, insurance companies and sureties against the failure of Consolidated Freightways to pay worker's compensation, tax and public liability claims that were pending as of September 30, 1996. In some cases, these indemnities are supported by letters of credit under which we are liable to the issuing bank and by bonds issued by surety companies. In order to secure Consolidated Freightways' obligation to reimburse and indemnify us against liability with respect to these claims, as of September 30, 1999 Consolidated Freightways had provided us with approximately $13.5 million of letters of credit and $22.0 million of real property collateral. However, the letters of credit and collateral provided by Consolidated Freightways are less than our maximum contingent liability under these indemnities.

Should we be required to make any payments in order to satisfy any of the claims or potential claims discussed above, we believe that we would be entitled, under agreements entered into in connection with the spin-off, to reimbursement from Consolidated Freightways. However, any failure to receive reimbursement for a significant portion of those payments, whether due to Consolidated Freightways' successfully contesting their obligation to reimburse us or for any other reason, could have a material adverse effect on our results of operations.

Aircraft Maintenance Costs and Aviation Excise Taxes. The IRS has proposed a substantial adjustment for tax years 1987 through 1990 based on its position that some of our aircraft maintenance costs should have been capitalized rather than expensed for federal income tax purposes. In addition, we believe it is likely that the IRS will propose an additional adjustment, based on the same IRS position with respect to aircraft maintenance costs, for subsequent tax years.

We have filed a protest concerning the proposed adjustment for tax years 1987 through 1990 and we are engaged in discussions with the Appeals Office of the IRS. We are unable to predict whether or not we will be able to resolve this issue with the Appeals Office. We expect that, if we are unable to resolve this issue with the Appeals Office, we will receive a statutory notice of assessment from the IRS during 2000. If this occurs, we intend to contest the assessment by appropriate legal proceedings.

We believe that our practice of expensing these types of aircraft maintenance costs is consistent with industry practice and we intend to continue to vigorously contest the proposed adjustment. However, if this matter is determined adversely to us, there can be no assurance that we will not be liable for substantial additional taxes, plus accrued interest. As a result, we are unable to predict the ultimate outcome of this matter and there can be no assurance that this matter will not have a material adverse effect on us.

The IRS has proposed adjustments that would require Emery Worldwide to pay substantial additional aviation excise taxes for the period from January 1, 1990 through September 30, 1995. We have filed protests contesting these proposed adjustments and we are engaged in discussions with the Appeals Office of the IRS.

We believe that there is legal authority to support the manner in which we have calculated and paid aviation excise taxes and, accordingly, we intend to continue to vigorously challenge the proposed adjustments. Nevertheless, we are unable to predict the ultimate outcome of this matter. As a result, there can be no assurance that we will not be liable for a substantial amount of additional aviation excise taxes for the 1990 through 1995 tax period, plus interest. In addition, it is possible that the IRS may seek to increase the amount of the aviation excise tax payable by Emery Worldwide for periods subsequent to September 30, 1995. As a result, there can be no assurance that this matter will not have a material adverse effect on us.

                         Description of the Debentures

The debentures offered by this prospectus supplement are a series of "Senior Debt Securities" as defined and described in the accompanying prospectus. The following description of the particular terms of the debentures supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the Senior Debt Securities and the related indenture contained in the accompanying prospectus.

We will issue the debentures under an indenture between us and Bank One Trust Company, National Association, as trustee. We have summarized selected provisions of the debentures and the indenture below. This summary is not complete and is qualified by reference to provisions of the debentures and the indenture. Forms of the debentures and the indenture have been filed with the SEC and you may obtain copies as described under "Available Information" in the accompanying prospectus.

In this section, references to "CNF Transportation," "we," "our" and "us" mean CNF Transportation Inc. excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. Capitalized terms used in this section but not defined have the meanings given to those terms in the accompanying prospectus or, if not defined in the accompanying prospectus, in the indenture.

General

The debentures will constitute a separate series of Senior Debt Securities under the indenture, initially limited to $200,000,000 aggregate principal amount.

The debentures will mature on      , 2030. The debentures will bear interest at
the rate of   % per annum, accruing from      , 2000. Interest on the
debentures will be payable semi-annually in arrears on       and       of each
year, commencing      , 2000, to the persons in whose names the debentures are
registered at the close of business on the preceding      and     ,
respectively. Interest on the debentures will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or redemption date or the maturity date of the debentures is not a Business Day at any Place of Payment, then payment of the principal, premium, if any, and interest may be made on the next Business Day at that Place of Payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

The debentures will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The debentures will be issued in book-entry form and represented by one or more global debentures registered in the name of a Depositary or its nominee. This means that you will not be entitled to receive a certificate for the debentures that you purchase except under the limited circumstances described below under "--Book-Entry, Delivery and Form."

We will maintain an office or agency in The City of New York where debentures may be surrendered for payment, registration of transfer or exchange and where notices and demands in respect of the debentures and the indenture may be delivered to us. That office or agency will initially be the office of the trustee, currently located at 14 Wall Street, 8th Floor, New York, New York 10005. However, so long as the debentures are in book-entry form, you will receive payments and may transfer debentures only through the facilities of the Depositary and its direct and indirect participants. See "--Book-Entry, Delivery and Form."

So long as the debentures are in book-entry form, we will make payments on the debentures to the Depositary or its nominee, as the registered owner of the debentures. If debentures are issued in definitive certificated form under the limited circumstances described under "--Book-Entry, Delivery and Form," we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by transfer to accounts maintained by the payees with banks located in the United States.

We will be entitled to redeem the debentures at any time as described below under "--Optional Redemption." The debentures will not be subject to a sinking fund or to redemption or repurchase by us at the option of the holders. The debentures will not be convertible into or exchangeable for any other securities and no Additional Amounts, as defined in the accompanying prospectus, will be payable with respect to the debentures.

Ranking

The debentures will be unsecured and unsubordinated obligations of CNF Transportation and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. However, the debentures are our obligations exclusively, and are not the obligations of any of our subsidiaries. As a result of our holding company structure, the debentures will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. See "Risk Factors--Holding Company Structure" in the accompanying prospectus.

At September 30, 1999, our consolidated subsidiaries had outstanding liabilities, excluding intercompany liabilities, aggregating approximately $1.27 billion and approximately $34 million of outstanding letters of credit. At December 31, 1998, these subsidiaries were subject to long-term non-cancelable operating leases requiring future minimum lease payments of approximately $576.4 million through the year 2013. In addition, our material subsidiaries have guaranteed amounts due under our $350 million bank credit facility and a related $100 million bank credit facility. At September 30, 1999, $80.0 million of borrowings and $63.6 million of letters of credit were outstanding under the $350 million credit facility and no borrowings or letters of credit were outstanding under the $100 million credit facility.

Optional Redemption

The debentures will be redeemable, in whole at any time or from time to time in part, at our option on any date (each, a "Redemption Date") at a redemption price equal to the greater of:

   (1) 100% of the principal amount of the debentures to be redeemed, and

   (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the applicable Redemption Date) discounted to that Redemption Date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day
       months, at the Treasury Rate plus         basis points,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to that Redemption Date. Notwithstanding the foregoing, installments of interest on debentures that are due and payable on an interest payment date falling on or prior to the relevant Redemption Date will be payable to the holders of those debentures registered as such at the close of business on the relevant Regular Record Date according to their terms and the provisions of the indenture.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debentures.

"Comparable Treasury Price" means, with respect to any Redemption Date for the debentures:

   (1) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, if the trustee obtains at least four such quotations, or

   (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all of those quotations.

"Quotation Agent" means a Reference Treasury Dealer appointed by CNF Transportation.

"Reference Treasury Dealer" means each of

   (1) J.P. Morgan Securities Inc., Salomon Smith Barney Inc., ABN AMRO Incorporated and Credit Suisse First Boston Corporation and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), CNF Transportation will substitute therefor another Primary Treasury Dealer; and

   (2) any other Primary Treasury Dealer selected by CNF Transportation.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by CNF Transportation, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

"Treasury Rate" means, with respect to any Redemption Date for the debentures, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

The Treasury Rate shall be calculated on the third Business Day preceding the applicable Redemption Date. As used in the immediately preceding sentence and in the definition of "Reference Treasury Dealer Quotations" above, the term "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before any Redemption Date to each holder of debentures to be redeemed.

Unless we default in payment of the redemption price, on and after any Redemption Date interest will cease to accrue on the debentures or portions thereof called for redemption on that Redemption Date.

Covenants

Limitation on Liens. The indenture will provide that CNF Transportation will not, nor will it permit any Restricted Subsidiary to, at any time create, incur, assume or guarantee any Indebtedness secured by any mortgage, pledge, lien or security interest ("Lien") on any Principal Property owned by CNF Transportation or any Restricted Subsidiary or any shares of capital stock or Indebtedness of any Restricted Subsidiary, whether owned on the date of the indenture or thereafter acquired, without in any such case effectively providing, concurrently with or prior to the creation, incurrence, assumption or guarantee of such Indebtedness (the "Secured Indebtedness"), that the debt securities of any series (other than any series of Subordinated Securities) then outstanding under the indenture (together with, if CNF Transportation shall so determine, any other Indebtedness or other liabilities or obligations created, incurred, assumed or guaranteed by CNF Transportation or any Subsidiary and then existing or thereafter created, incurred, assumed or guaranteed) shall be secured by such Lien equally and ratably with (or, at the option of CNF Transportation, prior to) such Secured Indebtedness, but only so long as such Secured Indebtedness shall be so secured and outstanding; provided, however, that the foregoing covenant shall not be applicable to Indebtedness secured by any of the following:

  (a) Liens on any property, shares of capital stock or Indebtedness acquired (whether by merger, consolidation, acquisition of assets or capital stock, or otherwise) after the date of the indenture by CNF Transportation or any Restricted Subsidiary or any property constructed or improved after the date of the indenture by CNF Transportation or any Restricted Subsidiary, to secure or provide for the payment of all or any part of the purchase price or cost thereof, or any Indebtedness created, incurred, assumed or guaranteed to finance all or any part of the purchase thereof or the cost of construction or cost of improvement of any such property and which was created, incurred, assumed or guaranteed or for which a bona fide firm commitment in writing was executed prior to, contemporaneously with or within 270 days after the acquisition of such property, shares of capital stock or Indebtedness or the latest to occur of the completion of construction or improvement or the commencement of full operations of such property, as the case may be; provided that such Liens shall not extend to any other property of CNF Transportation or any Restricted Subsidiary; or

  (b) Liens in favor of the United States of America or any state, territory or possession thereof or other area subject to its jurisdiction or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any state, territory or possession thereof or other area subject to its jurisdiction or the District of Columbia, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof or any other domestic or foreign government or governmental body, agency or authority, to secure partial, progress, advance or other payments pursuant to any contract, statute, law or regulation or to secure any Indebtedness created, incurred, assumed or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue bond, private activity bond or similar financings); or

  (c) Liens existing on the date of the indenture; or

  (d) Liens for or in connection with taxes, governmental assessments or similar governmental charges or levies or legal proceedings; or

  (e) Liens in favor of CNF Transportation or a Subsidiary securing Indebtedness of CNF Transportation or a Subsidiary; or

  (f) Liens on any property, shares of capital stock or Indebtedness existing at the time of acquisition thereof (whether by merger, consolidation, acquisition of assets or capital stock or otherwise); provided that such Liens were not created in contemplation of such acquisition; or

  (g) Liens on any property, shares of capital stock or Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged or consolidated with or into CNF Transportation or any Subsidiary; provided that such Liens were not created in contemplation of such transaction; or

  (h) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; or

  (i) statutory and common law Liens and landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, bankers', repairmen's and other similar Liens arising in the ordinary course of business; or

  (j) pledges or deposits to secure performance in connection with bids, tenders, contracts or leases or surety, stay, appeal, indemnity, customs or performance bonds; or

  (k) Liens incurred in connection with any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, any cap, floor, collar, lock or similar agreement or arrangement) which was entered into for hedging purposes or to fix, or to protect against changes in, interest rates, currency exchange rates or commodity prices; or

  (l) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing subparagraphs (a) through (k) or in this subparagraph
  (l) (including, without limitation, in connection with any extension, renewal, replacement or refinancing, in whole or in part, of any Indebtedness secured thereby); provided that any Lien permitted under this subparagraph (l) is limited to all or any part of the same property, shares of capital stock and/or Indebtedness subject to the Lien so extended, renewed or replaced and secures no more Indebtedness than the Indebtedness secured by the Lien so extended, renewed or replaced plus any premiums, fees, costs or expenses payable in connection with the replacement, extension, renewal or refinancing of such Lien or the Indebtedness secured thereby.

Notwithstanding the foregoing provisions of the indenture, CNF Transportation and any Restricted Subsidiary may at any time create, incur, assume or guarantee Secured Indebtedness which would otherwise be subject to the foregoing restrictions if, immediately after giving effect thereto, the aggregate principal amount of all Secured Indebtedness (not including Indebtedness permitted to be secured by Liens under subparagraphs (a) through
(l) above) does not exceed 15% of Consolidated Net Tangible Assets determined as of such time.

The limitation on liens covenant described above will apply to the debentures offered by this prospectus supplement instead of the limitation on liens covenant described in the accompanying prospectus under "Description of Debt Securities--Certain Covenants of the Company--Covenant Applicable to Senior Debt Securities--Limitation on Liens." The limitation on liens covenant described above will be subject to covenant defeasance as described in the accompanying prospectus under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" and compliance with the limitation on liens covenant described above may be waived by holders of a majority in aggregate principal amount of the outstanding debentures as described in the accompanying prospectus under "Description of Debt Securities--Modifications, Waivers and Meetings," in each case in the same manner as the limitation on liens covenant described in the accompanying prospectus. The covenant described in the accompanying prospectus under "Description of Debt Securities--Certain Covenants of the Company--Covenant Applicable to all Debt Securities-- Consolidation, Merger and Sale of Assets" will be applicable to the debentures.

The indenture will not limit the amount of indebtedness or other liabilities that may be incurred by us or our subsidiaries. The indenture will not contain provisions which would give the holders of debentures the right to require us to repurchase or repay the debentures in the event of a takeover, recapitalization or similar event affecting us, a decline in the credit rating on our securities, or otherwise. However, holders of the Series B notes issued by our Thrift and Stock Plan (the "TASP"), which we have guaranteed, have the right to require that we repurchase those notes if, among other things, both Moody's and Standard & Poor's have publicly rated our long-term senior debt at less than investment grade, unless, within 45 days:

   . we have obtained, through a guarantee, letter of credit, other permitted credit enhancement or otherwise, a credit rating for those notes of at least "A" from Moody's, Standard & Poor's or another nationally recognized rating agency selected by the holders of those notes, and

   . we maintain a rating on those notes of "A" or better thereafter.

Our long-term senior debt is currently rated Baa3 by Moody's and BBB by Standard & Poor's. Baa3 is the lowest investment grade rating from Moody's and BBB is the next to lowest investment grade rating from Standard & Poor's. At September 30, 1999, $62.0 million aggregate principal amount of Series B notes was outstanding. In addition, our $350 million bank credit facility and the related $100 million bank credit facility, both of which are guaranteed by our material subsidiaries, permit the lenders to require immediate repayment of all borrowings upon a change of control or similar event with respect to us.

The occurrence of any event or condition requiring us to repurchase or repay any of the TASP notes or borrowings discussed above could have a material adverse effect on us. Moreover, there can be no assurance that we would have sufficient funds to repurchase or repay those notes or borrowings in the event that we were required to do so or that we would be able to arrange financing for that purpose. See "Risk Factors--Provisions of Certain Indebtedness" in the accompanying prospectus.

Our 9 1/8% notes due 1999 and the "restructured notes" issued by the TASP, both of which are discussed in the accompanying prospectus under "Risk Factors-- Provisions of Certain Indebtedness," have been repaid.

Events of Default

The events of default described under "Description of Debt Securities--Events of Default" in the accompanying prospectus are applicable to the debentures. However, some of the defined terms that are used under "Description of Debt Securities--Events of Default" in the accompanying prospectus have been replaced by the definitions included below under "--Definitions."

Discharge, Defeasance or Covenant Defeasance

The provisions described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus are applicable to the debentures. In addition to the consequences of defeasance and covenant defeasance described in the accompanying prospectus, if we effect covenant defeasance of the debentures, the limitation on liens covenant described above under "--Covenants--Limitation on Liens" and the event of default described in clause (v) of the first paragraph under "Description of Debt Securities--Events of Default" in the accompanying prospectus will cease to be applicable to the debentures.

Definitions

Some of the terms that are used in the limitation on liens covenant described above and elsewhere in this description of the debentures are defined below.

"Board of Directors" means the board of directors of CNF Transportation Inc. or any committee of that board duly authorized to act generally or in any particular respect for CNF Transportation Inc. under the indenture.

"Consolidated Assets" means, as of any particular time, the amount that would be shown as total assets on the most recent consolidated balance sheet of CNF Transportation and its consolidated subsidiaries prepared in accordance with GAAP as of the end of a fiscal quarter.

"Consolidated Net Tangible Assets" means, as of any particular time, the amount of Consolidated Assets after deducting therefrom (a) all current liabilities (excluding current liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 365 days after the time of determination and excluding current maturities of long-term debt and current maturities of capitalized lease obligations), and (b) all goodwill, tradenames, trademarks, patents, debt discount and expense and other intangibles in each case in this clause (b) net of applicable amortization, all as shown on the most recent consolidated financial statements of CNF Transportation and its consolidated subsidiaries prepared in accordance with GAAP as of the end of a fiscal quarter.

"Indebtedness" means indebtedness for borrowed money.

"Principal Property" means any manufacturing, distribution or warehousing facility owned by CNF Transportation or any Subsidiary (including any of the foregoing acquired after the date of the indenture) and located within the United States of America (including the states thereof and the District of Columbia but excluding its territories, its possessions and other areas subject to its jurisdiction), the gross book value of which exceeds 1% of CNF Transportation's Consolidated Net Tangible Assets at the date of determination, in each case other than any of the foregoing which is determined by the Board of Directors not to be a Principal Property because, in the opinion of the Board of Directors, such facility is not of material importance to the total business conducted by CNF Transportation and its subsidiaries taken as a whole.

"Restricted Subsidiary" means any Subsidiary of CNF Transportation (i) substantially all of the operating assets of which are located and the principal business of which is carried on within the United States of America (including the states thereof and the District of Columbia but excluding its territories, its possessions and other areas subject to its jurisdiction); (ii) which was in existence on the date of the indenture or thereafter becomes a Subsidiary of CNF Transportation; and (iii) which owns a Principal Property.

"Subsidiary" means a corporation or other entity (i) more than 50% of the outstanding voting stock (or equivalent equity interest having voting power in the case of an entity other than a corporation) of which is owned, directly or indirectly, by CNF Transportation and/or one or more other Subsidiaries and
(ii) if such entity is a partnership, joint venture, limited liability company or similar entity, CNF Transportation or another Subsidiary is the managing general partner or managing member of or otherwise controls such entity. For the purposes of this definition, "voting stock (or equivalent equity interest having voting power in the case of an entity other than a corporation)" means capital stock or equity interest, as the case may be, which ordinarily has voting power for the election of directors (or equivalent persons, in the case of an entity other than a corporation), whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency, and "control" means, with respect to any entity, the possession of the power to direct or cause the direction of the management and policies of such entity.

The definitions which appear above supersede and replace the definitions appearing in the accompanying prospectus under "Description of Debt Securities--Certain Covenants of the Company--Definition of Certain Terms." To the extent that any of the terms defined above are used in the accompanying prospectus, they are used in the accompanying prospectus with the meanings specified above and not with the meanings specified in the accompanying prospectus.

Book-Entry, Delivery and Form

The debentures will be issued in book-entry form and represented by one or more permanent global debentures. The Depositary for the global debentures will be The Depository Trust Company, New York, New York. We sometimes refer to The Depository Trust Company as "DTC." The global debentures will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing debentures under the limited circumstances described below, a global debenture may not be transferred except as a whole by the Depositary to its nominee or by a nominee to the Depositary or another nominee of the Depositary, or by the Depositary or its nominee to a successor Depositary or to a nominee of the successor Depositary.

DTC has advised us that it is:

   . a limited-purpose trust company organized under the New York Banking
     Law;

   . a "banking organization" within the meaning of the New York Banking
     Law;

   . a member of the Federal Reserve System;

   . a "clearing corporation" within the meaning of the New York Uniform
     Commercial Code; and

   . a "clearing agency" registered pursuant to the provisions of Section
     17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as "indirect participants," that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debentures within the DTC system must be made by or through direct participants, which will receive a credit for those debentures on DTC's records. The ownership interest of the actual purchaser of a debenture, which we sometimes refer to as a "beneficial owner," is in turn recorded on the direct and indirect participants' records. Beneficial owners of debentures will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased debentures. Transfers of ownership interests in global debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global debentures except under the limited circumstances described below.

To facilitate subsequent transfers, all global debentures deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of debentures with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debentures. DTC has no knowledge of the actual beneficial owners of the debentures. DTC's records reflect only the identity of the direct participants to whose accounts the debentures are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the debentures are being redeemed, DTC will determine the amount of the interest of each direct participant in the debentures to be redeemed in accordance with DTC's procedures.

In any case where a vote may be required with respect to the debentures, neither DTC nor Cede & Co. will give consents for or vote the global debentures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debentures are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on the debentures will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of debentures in this offering will not be entitled to have debentures registered in their names and will not receive physical delivery of debentures. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the debentures and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in debentures.

DTC is under no obligation to provide its services as Depositary for the debentures and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of debentures generally will not receive certificates representing their ownership interests in the debentures. However, if

   . DTC notifies us that it is unwilling or unable to continue as a depositary for the global debentures, or if DTC ceases to be a clearing agency registered under the Securities Exchange Act if so required by applicable law or regulation, and a successor Depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be,

   . we determine, in our sole discretion, not to have the debentures represented by one or more global debentures, or

   . an Event of Default under the indenture has occurred and is continuing with respect to the debentures,
we will prepare and deliver certificates for the debentures in exchange for beneficial interests in the global debentures. Any beneficial interest in a global debenture that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debentures in definitive certificated form registered in the names that the Depositary directs. It is expected that these directions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global debentures.

We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

                                  Underwriting

We are selling the debentures to the underwriters named below under an Underwriting Agreement dated March , 2000. The underwriters, and the amount of the debentures each of them has severally agreed to purchase from us, are as follows:

                                                                    Principal
                                                                    Amount of
        Underwriters                                                Debentures
        ------------                                               ------------
        J.P. Morgan Securities Inc................................ $
        Salomon Smith Barney Inc..................................
        ABN AMRO Incorporated.....................................
        Credit Suisse First Boston Corporation....................
                                                                   ------------
          Total................................................... $200,000,000
                                                                   ============

The Underwriting Agreement provides that, if the underwriters take any of the debentures, then they are obligated to take and pay for all of the debentures.

The debentures are a new issue of securities with no established trading market. We do not intend to apply for listing of the debentures on any national securities exchange. The underwriters have advised us that they intend to make a market for the debentures, but they have no obligation to do so. They also may discontinue market making at any time without providing any notice. We cannot give you any assurance that a trading market for the debentures will develop or as to the liquidity of any trading market for the debentures which may develop.

The underwriters initially propose to offer part of the debentures directly to the public at the public offering price set forth on the cover page and part to
certain dealers at a price that represents a concession not in excess of   % of
the principal amount of the debentures. Any underwriter may allow, and any such
dealer may reallow, a concession not in excess of   % of the principal amount
of the debentures to certain other dealers. After the initial offering of the debentures, the underwriters may, from time to time, vary the offering price and other selling terms.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in respect of such liabilities.

We estimate that we will spend approximately $350,000 for printing, rating agency fees, trustee's fees, legal fees and other expenses of the offering.

In connection with the offering of the debentures, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the debentures. Specifically, the underwriters may overallot in connection with the offering of the debentures, creating a short position in the debentures for their own account. In addition, the underwriters may bid for, and purchase, the debentures in the open market to cover short positions or to stabilize the price of the debentures. Finally, the underwriters may reclaim selling concessions allowed for distributing the debentures in the offering, if the underwriters repurchase previously distributed debentures in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the debentures above independent market levels. The underwriters are not required to engage in any of these activities and may end any of these activities at any time.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us. Affiliates of the underwriters are participants in our $350 million credit facility and supplemental $100 million credit facility under which they have committed to advance funds to us on the terms provided in the facilities. Because more than 10 percent of the net proceeds of this offering will be used to repay borrowings from affiliates of NASD members which are participating in the distribution of the debentures, the offering is being made in compliance with Rule 2710(c)(8) of the NASD Conduct Rules.

                                 Legal Matters

Certain legal matters in connection with the offering of the debentures will be passed upon for us by Eberhard G. H. Schmoller, our Senior Vice President, General Counsel and Secretary, and by Brown & Wood llp, San Francisco, California. As of January 31, 2000, Mr. Schmoller owned 6,847 shares of our common stock, held options to acquire 244,866 additional shares of our common stock, owned 15,167 shares of our restricted common stock and beneficially owned 141 shares of our Series B preferred stock, which, on that date, were convertible into 664 shares of our common stock. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California will act as counsel for the underwriters.

                      Where You Can Find More Information

We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Our Securities Exchange Act file number for our SEC filings is 1-5046. You may read and copy any document we file at the following SEC public reference room in Washington, D.C. and at the following SEC regional offices:

    450 Fifth Street, N.W.     7 World Trade Center         500 West Madison Street
    Room 1024                  Suite 1300                   Suite 1400
    Washington, D.C. 20549     New York, New York 10048     Chicago, Illinois 60661

You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy statements and other information regarding issuers that file electronically.

You also may inspect our SEC filings and other information concerning us at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange, located at 301 Pine Street, San Francisco, California 94104.

The SEC allows us to "incorporate by reference" some of the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. However, the information in this prospectus supplement and information that we file later with the SEC will automatically update and, to the extent inconsistent, supersede the information that is incorporated by reference. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering is terminated:

   1. our Annual Report on Form 10-K for our fiscal year ended December 31, 1998, which we filed on March 29, 1999;

   2. our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 1999, which we filed on May 12, 1999;

   3. our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 1999, which we filed on August 11, 1999; and

   4. our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 1999, which we filed on November 12, 1999.

We will provide a copy of the information we incorporate by reference, at no cost, to each person to whom this prospectus supplement is delivered. To request a copy of any or all of this information, you should write or telephone us at the following address and telephone number:

                            CNF Transportation Inc.
                       Office of the Corporate Secretary
                              3240 Hillview Avenue
                          Palo Alto, California 94304
                           Telephone: (650) 494-2900.

Prospectus

CNF Transportation Inc.
Debt Securities, Preferred Stock, Depositary Shares,
Common Stock and Common Stock Warrants

CNF Trust II and CNF Trust III
Trust Preferred Securities guaranteed to the extent set forth herein by CNF Transportation Inc.

CNF Transportation Inc. (the "Company") may from time to time offer and sell
(i) its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"); (ii) shares of its preferred stock, no par value (the "Preferred Stock"), in one or more series;
(iii) depositary shares (the "Depositary Shares") representing fractional interests in shares of Preferred Stock; (iv) shares of its common stock, par value $.625 per share (the "Common Stock"); and (v) warrants to purchase shares of Common Stock (the "Common Stock Warrants"). The Subordinated Debt Securities may include senior subordinated, subordinated or junior subordinated debt securities of the Company, or may have such other ranking as is described in the applicable Prospectus Supplement (as defined blow).

CNF Trust II and CNF Trust III (the "Trusts"), each a statutory business trust created under the laws of the State of Delaware, may each offer preferred securities representing undivided beneficial interests in the assets of such Trust ("Trust Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Trust Preferred Securities out of moneys held by the applicable Trust, and payment on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by the Company to the extent described herein (a "Trust Preferred Securities Guarantee"). See "Description of Trust Preferred Securities Guarantees." Unless otherwise stated in the applicable Prospectus Supplement, the Company's obligations under a Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company and will rank pari passu in right of payment with the most senior preferred stock, if any, issued from time to time by the Company, except that the Company's obligations under the Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to the Company's Series B Preferred Stock (as defined herein). A series of Subordinated Debt Securities may be issued and sold to the applicable Trust, or a trustee of such Trust, in connection with the investment of the proceeds from the offering of the Trust Preferred Securities and Trust Common Securities (as defined herein, together, "Trust Securities") of such Trust. The Subordinated Debt Securities purchased by a Trust may be subsequently distributed pro rata to holders of its Trust Preferred Securities and Trust Common Securities in connection with the dissolution of such Trust upon the occurrence of certain events as may be described in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). A Trust Preferred Securities Guarantee, when taken together with the Company's other obligations under the Subordinated Debt Securities sold to the applicable Trust, the Indenture (as defined herein) relating to such Subordinated Debt Securities and the Declaration (as defined herein) of such Trust, including the Company's obligations to pay certain costs, expenses, debts and liabilities of such Trust (other than with respect to its Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities of such Trust.
                                                   (continued on following page)

SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 10, 1998.

(continued from cover page)

The Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Common Stock Warrants and Trust Preferred Securities (collectively, the "Securities") may be offered from time to time for an aggregate initial public offering price of up to $250,000,000 (or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency")). The Securities may be offered independently or together in any combination for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Debt Securities, Preferred Stock and Trust Preferred Securities may be convertible into or exchangeable for other Securities. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company or any Trust, as the case may be, in respect of the Securities may likewise be payable in U.S. dollars or other Currencies.

The Prospectus Supplement to this Prospectus sets forth (where applicable), with respect to the series or issue of Securities (the "Offered Securities") for which such Prospectus Supplement is being delivered: (i) the terms of any Debt Securities offered, including, where applicable, their title, ranking, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, the Currency or Currencies in which such Debt Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, any conversion or exchange provisions, the right of the Company, if any, to defer payment of interest on such Debt Securities and the maximum length of any such deferral period, and other specific terms not described in this Prospectus; (ii) the terms of any Preferred Stock offered, including, where applicable, the specific designation, number of shares, dividend rate (or method of calculation) and time of payment thereof, liquidation preference, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, and other specific terms not described in this Prospectus; (iii) the terms of any Depositary Shares offered which are not described in this Prospectus, including the fraction of a share of Preferred Stock represented by each such Depositary Share; (iv) the terms of any Common Stock Warrants offered, including where applicable, the exercise price, detachability, duration and other specific terms not described in this Prospectus; (v) the initial public offering price and the net proceeds to the Company and other specific terms related to the Offered Securities; and (vi) the terms of any Trust Preferred Securities offered, including, where applicable, the specific designation, number of Trust Preferred Securities, distribution rate (or method of calculation) and time of payment thereof, liquidation amount, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, the right of the applicable Trust, if any, to defer payment of distributions on the Trust Preferred Securities and the maximum length of any such deferral period, and other specific terms not described in this Prospectus.

This Prospectus may not be used to consummate sales of Securities unless accompanied or, to the extent permitted by applicable law, preceded by a Prospectus Supplement.

The Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds from the sale of Securities will be equal to the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent, in each case less other expenses attributable to the issuance and distribution of the Securities. The Company and the Trusts may also sell Securities directly to investors on their own behalf. In the case of sales made directly by the Company or the Trusts, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                             Available Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company and the Trusts with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company, the Trusts and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

No separate financial statements of the Trusts have been included herein. The Company does not consider that such financial statements would be material to holders of the Trust Preferred Securities because (i) all of the voting securities of the Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trusts have no independent operations but exist for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the respective Trusts and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement under the applicable Trust Preferred Securities Guarantee, when taken together with the Company's other obligations under the Subordinated Debt Securities sold to the applicable Trust, the Indenture relating to such Subordinated Debt Securities and the Declaration of such Trust, including the Company's obligations to pay certain costs, expenses, debts and liabilities of such Trust (other than with respect to its Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities of such Trust. See "Description of Debt Securities" and "Description of Trust Preferred Securities Guarantees."

                Incorporation of Certain Documents By Reference

The following documents have been filed by the Company with the Commission and are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1998 and June 30, 1998.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the applicable Prospectus Supplement modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: CNF Transportation Inc., Office of the Corporate Secretary, at 3240 Hillview Avenue, Palo Alto, California 94304 (telephone (650) 494-2900).

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction where or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the Trusts since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                                  The Company

CNF Transportation Inc. (the "Company") is a holding company which participates through subsidiaries in regional less-than-truckload ("LTL") highway trucking services, truckload and intermodal rail services, domestic and international air cargo delivery services, ocean forwarding, contract logistics and related transportation activities. These operations are organized into three primary business segments: regional trucking and full-service truckload services (Con-Way Transportation Services); air freight and ocean forwarding (Emery Worldwide); and a third segment which is comprised of a third-party contract logistics company (Menlo Logistics), Road Systems, a trailer manufacturer, and VantageParts, a wholesale truck parts distributor, and also includes the Company's operations under the Priority Mail Contract (as defined herein).

The Company was incorporated in Delaware in 1958 as a successor to a business originally established in 1929. The Company's principal executive offices are located at 3240 Hillview Avenue, Palo Alto, California 94304 (telephone (650) 494-2900). Unless otherwise indicated or unless the context otherwise requires, all references in this Prospectus to the Company include CNF Transportation Inc. and its subsidiaries.

                                   The Trusts

Each of CNF Trust II and CNF Trust III (each, a "Trust") is a statutory business trust created under Delaware law pursuant to (i) a trust agreement (as the same may be amended, supplemented or restated from time to time, a "Declaration") executed by the Company, as sponsor (the "Sponsor"), and certain of the CNF Trustees (as defined herein) for such Trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each Trust exists for the exclusive purposes of (i) issuing its Trust Preferred Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of its Trust Securities in a specific series of Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by the Company. The Trust Common Securities of each Trust will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities of such Trust except that upon an event of default under the Declaration of such Trust, the rights of the holders of its Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of its Trust Preferred Securities. In connection with the issuance of Trust Preferred Securities by a Trust, the Company will, directly or indirectly, acquire Trust Common Securities of such Trust in an aggregate liquidation amount equal to approximately 3% of the total capital of such Trust. Each Trust's business and affairs will be conducted by the trustees (with respect to each Trust, the "CNF Trustees") appointed by the Company, as the direct or indirect holder of all the Trust Common Securities of such Trust. Except in certain limited circumstances, the holder of the Trust Common Securities of a Trust will be entitled to appoint, remove or replace any of, and to increase or reduce the number of, the CNF Trustees of such Trust. The duties and obligations of the CNF Trustees of each Trust shall be governed by its Declaration. A majority of the CNF Trustees (the "Regular Trustees") of each Trust will be persons who are employees or officers of or affiliated with the Company. One CNF Trustee of each Trust will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee (the "Property Trustee") of such Trust for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In addition, unless the Property Trustee of a Trust maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one CNF Trustee of each Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Regular Trustees, Property Trustee and Delaware Trustee of a Trust may be different from the Regular Trustees, Property Trust and Delaware Trust of the other Trust. The Company will pay all fees and expenses related to the Trusts and the offering of Trust Securities. The payment of periodic distributions with respect to the Trust Preferred Securities of a Trust out of moneys held by such Trust, and payment on liquidation, redemption or otherwise with respect to the Trust Preferred Securities, will be guaranteed by the Company to the extent described herein. See "Description of Trust Preferred Securities Guarantees." Unless otherwise stated in the applicable Prospectus Supplement, the Company's obligations under each Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu in right of payment with the most senior preferred stock, if any, issued from time to time by the Company, except that the Company's obligations under each Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to the Company's Series B Preferred Stock. The principal place of business of the Trusts shall be c/o CNF Transportation Inc., 3240 Hillview Avenue, Palo Alto, California 94304 (telephone (650) 494-2900).

                                  Risk Factors

Certain statements included or incorporated by reference herein and in the accompanying Prospectus Supplement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to a number of risks and uncertainties. Any such forward-looking statements contained or incorporated by reference herein or in the accompanying Prospectus Supplement should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. In that regard, the following factors, among others and in addition to the matters discussed below and elsewhere in this Prospectus, the accompanying Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein, could cause actual results and other matters to differ materially from those in such forward-looking statements: changes in general business and economic conditions; increasing domestic and international competition and pricing pressure; changes in fuel prices; uncertainties regarding the Company's Priority Mail contract with the USPS (as defined herein); labor matters, including changes in labor costs, negotiation of labor contracts and the risk of work stoppages or strikes; changes in governmental regulation; environmental and tax matters, including the aviation excise tax and aircraft maintenance tax matters discussed herein; and matters relating to the spin-off of CFC (as defined herein). As a result of the foregoing, no assurance can be given as to future results of operations or financial condition.

Prospective purchasers of the Offered Securities should carefully consider the following factors, together with the other information included or incorporated by reference in this Prospectus and the accompanying Prospectus Supplement.

Risks Relating to Priority Mail Contract

On April 23, 1997, the United States Postal Service (the "USPS") awarded Emery Worldwide Airlines, Inc. ("EWA"), a subsidiary of the Company, a new contract (the "Priority Mail Contract") for the sortation and transportation of Priority Mail (a second-day delivery service) in portions of 13 states in the eastern United States. The Company is subject to a number of risks and uncertainties relating to the Priority Mail Contract.

At the time the Priority Mail Contract was first entered into, the USPS indicated that the Company could receive revenues of approximately $1.7 billion over the initial 58-month term of the contract. However, this amount was an estimate and is subject to a number of assumptions and uncertainties, and there can be no assurance that the revenues actually realized by the Company under the contract will not be substantially less than this amount. Among other things, this estimate was based on assumptions regarding the volume and relative proportion of, and resultant prices to be received by the Company for, various types (i.e., letters and parcels) of Priority Mail to be handled under the contract and a projected growth rate for that volume over the life of the contract. This estimate also assumed that the Company would meet the performance standards established by the contract. In that regard, although the contract does not specifically set forth a minimum volume of Priority Mail to be handled by the Company, current revenue run rates are consistent with the Company receiving at least the projected $1.7 billion of revenue over the life of the contract.

Among other things, the Priority Mail Contract requires that the Company lease or acquire, improve, equip and fully staff ten new Priority Mail processing centers ("PMPCs"). All ten of those PMPCs were operational as of June 30, 1998. Total start-up costs incurred in connection with the contract through June 30, 1998 have exceeded the projected amounts used by the Company in bidding for the contract. Although productivity at the PMPCs has been improving, continued productivity improvements will be required for the Company to reduce operating expenses per piece of Priority Mail to projected levels. While the Company believes it will be able to reach projected productivity levels, any failure to do so could have a material adverse effect on the portion of the Company's business relating to the Priority Mail Contract.

The Priority Mail Contract also contains a number of specific service standards that the Company is required to meet. In particular, the contract specifies a benchmark of 96.5% on-time and accurate handling by the Company and provides financial disincentives, which could be substantial, if the Company fails to meet that standard. Although the Company's performance under the contract has been improving, continued performance improvements will be required for the Company to avoid potential assessment of significant financial disincentives under the contract. Accordingly, failure by the Company to meet the service standards under the contract could have a material adverse effect on the portion of the Company's business relating to the Priority Mail Contract.

The Priority Mail Contract provides that EWA is to receive a specified price per piece of Priority Mail, which price depends upon both the type of mail (i.e., parcel or letter) and the cities where the piece originates and is to be delivered. In addition, the contract contains a volume adjustment schedule which, in certain circumstances, causes prices to be reduced as overall volume increases. Volume run rates for Priority Mail being handled under the contract have been significantly above those estimated by the USPS, the product mix has contained a significantly higher proportion of lower-priced Priority Mail than had been forecast, and numerous modifications to the scope of the work have been implemented at the request of the USPS. These factors have resulted in the Company incurring additional costs and receiving a significantly lower average price per piece under the contract than it had anticipated.

As a result of the foregoing, the effect of the Priority Mail Contract on the Company's results of operations will depend in large part upon the Company's ability to manage and control its costs of providing services and to meet the performance standards under the contract, and to obtain adequate adjustments to the pricing terms under the contract. Any failure by the Company to achieve one or more of the foregoing objectives could have a material adverse effect on the portion of the Company's business relating to the Priority Mail Contract.

In addition, the award and terms of the Priority Mail Contract may be subject to challenge by labor unions and competitors of the Company and the USPS. Among other things, it is possible that labor unions could initiate legal or other proceedings seeking to challenge, modify or void the contract. Such proceedings, if successful, could require material adverse changes in the terms of the contract or could lead the USPS, in certain circumstances, to terminate the contract (or certain portions thereof) under the provisions described below. In that regard, the USPS has informed the Company that, in 1997, the American Postal Workers Union filed a grievance seeking to rescind the contract and the National Postal Mail Handlers Union filed a grievance challenging the contract. The Company believes that hearings on those grievances are not likely to occur before 1999. While the Company believes that, in the event of a termination of the contract, the Company has the right, in certain cases, to recoup certain expenditures made in connection with the contract, to the extent that any of the foregoing proceedings were successful, they could have a material adverse effect on the portion of the Company's business relating to the Priority Mail Contract.

The Priority Mail Contract may be terminated by the USPS for failure by EWA to perform its obligations thereunder and, as is common with government contracts generally, it may also be terminated by the USPS "for convenience" (i.e., without cause), although the USPS would be required, following termination for convenience, to reimburse the Company for certain expenditures associated with the contract. Any such termination of the contract could have a material adverse effect on the portion of the Company's business relating to the Priority Mail Contract.

Risks Relating to Spin-off of CFC

On December 2, 1996, the Company completed the spin-off to its shareholders of CF MotorFreight, an LTL motor carrier. The spun-off businesses are currently operating under the name of Consolidated Freightways Corporation ("CFC").

The Company is or may be subject to substantial liabilities with respect to certain matters relating to CFC's business and operations, including, without limitation, guarantees of certain indebtedness of CFC and liabilities for employment-related, tax and environmental matters. Although CFC is, in general, either the primary or secondary obligor or jointly and severally liable with the Company with respect to these matters, a failure to pay or other default by CFC with respect to the obligations as to which the Company is or may be, or may be perceived to be, liable, whether because of CFC's bankruptcy or insolvency or otherwise, could lead to substantial claims against the Company. As a result, any failure to pay or other default by CFC with respect to those obligations could have a material adverse effect on the Company.

Certain Tax Matters Relating to Emery Worldwide

The Internal Revenue Service (the "IRS") has proposed adjustments that would require that Emery Worldwide pay substantial additional aviation excise taxes for the period from January 1, 1990 through September 30, 1995. The Company has filed protests contesting these proposed adjustments and is engaged in discussions with the administrative conference division (Appeals Office) of the IRS.

The Company believes that there is legal authority to support the manner in which it has calculated and paid the aviation excise taxes and, accordingly, the Company intends to continue to vigorously challenge the proposed adjustments. Nevertheless, the Company is unable to predict the ultimate outcome of this matter. As a result, there can be no assurance that the Company will not have to pay a substantial amount of additional aviation excise taxes for the 1990 through 1995 tax period. In addition, it is possible that the IRS may seek to increase the amount of the aviation excise tax payable by Emery Worldwide for periods subsequent to September 30, 1995. As a result, there can be no assurance that this matter will not have a material adverse effect on the Company.

The IRS has also proposed a substantial adjustment for tax years 1987 through 1990 based on the IRS' position that certain aircraft maintenance costs should have been capitalized rather than expensed for federal income tax purposes. In addition, the Company believes it likely that the IRS will propose an additional adjustment, based on the same IRS position with respect to aircraft maintenance costs, for subsequent tax years. The Company believes that its practice of expensing these types of maintenance costs is consistent with industry practice. However, if this issue is determined adversely to the Company, there can be no assurance that the Company will not have to pay substantial additional tax. The Company is unable to predict the ultimate outcome of this matter and intends to vigorously contest the proposed adjustment. There can be no assurance, however, that this matter will not have a material adverse effect on the Company.

Competition

The trucking and air freight industries are intensely competitive. Principal competitors of the Company's Con-Way Transportation Services business segment include both national LTL companies (some of which have continued to extend into regional markets and to acquire and combine formerly independent regional carriers into inter-regional groups) and regional companies. Principal competitors of Emery Worldwide include other integrated air freight carriers, air freight forwarders and international airlines and, to a lesser extent, trucking companies, passenger and cargo air carriers and others. Competition in the trucking and air freight industries is based on, among other things, freight rates, quality of service, reliability, transit times and scope of operations. Over the past 15 years, periods of overcapacity in the trucking industry have led to intense competition and price discounting, resulting in decreased margins and a significant number of business failures. There can be no assurance that the Company will be successful in meeting the competitive demands of the trucking and air freight industries.

Menlo Logistics ("Menlo"), the Company's third-party contract logistics company, operates in a relatively new business area and has a limited number of major competitors. Nonetheless, competition for the provision of logistics services is intense. Menlo's competitors include both domestic and foreign logistics companies and the logistics arms of integrated transportation companies. Competition in the logistics business is based largely on computer system skills and the ability to rapidly implement logistics solutions.

Labor Matters

As of June 30, 1998, less than 8% of the Company's employees were represented by various labor unions. This percentage includes EWA's pilots who, on July 2, 1997, voted to approve representation by the Air Line Pilot's

Association ("ALPA"). Although contract negotiations between the Company and ALPA have begun, the Company is unable to predict the outcome of those negotiations or their effect on its results of operations.

There can be no assurance that efforts to unionize Company employees will not be successful, that the Company will not become subject to additional work rules imposed by agreements with labor unions, or that work stoppages or other labor disturbances will not occur in the future, any of which could have a material adverse effect on the Company. Similarly, there can be no assurance that union opposition to the Company's new contract with the USPS will not have a material adverse effect on the Company. See "-- Risks Relating to Priority Mail Contract."

Effect of Economic and Market Conditions

Interest rate fluctuations, increases in fuel prices, fuel shortages, economic recession, changes in currency exchange rates, and changes in customers' business cycles and business practices are among the factors over which the Company has no control, but which may adversely affect its financial condition or results of operations. For instance, prices for both diesel and jet fuel increased significantly during 1996 and a part of 1997. The Company was able to recoup a portion of these increased costs through fuel surcharges and fuel index fees to its customers, but there can be no assurance that the Company will be able to do so in the future. The operations of the Company are primarily conducted in the United States but, to an increasing extent, are conducted in major foreign countries. As a result, the Company is subject to the foregoing factors both domestically and, to an increasing extent, internationally.

Government Regulations

The Company's business is subject to extensive regulation by various federal, state and foreign governmental entities, and there can be no assurance that changes in applicable laws and regulations, or costs of complying with current or future laws and regulations, will not have a material adverse effect on the Company. For example, deregulation of the trucking industry allows easier access to the industry by new trucking companies, and has removed many restrictions on expansion of services by existing carriers and increased price competition. These and other factors have contributed to a consolidation in the trucking industry, as a number of trucking companies have either merged or gone out of business. Likewise, airlines such as EWA are subject to, among other things, maintenance, operating and other safety-related regulations by the Federal Aviation Administration (the "FAA"), including Airworthiness Directives promulgated by the FAA which require airlines such as EWA to make modifications to aircraft. In that regard, EWA expects that it will be required to make expenditures to reinforce the floors and modify the doors of up to 17 of its Boeing 727 aircraft to comply with Airworthiness Directives. Likewise, the relative age of EWA's aircraft fleet may increase the likelihood that the Company will be required to make expenditures in order for its aircraft to comply with future government regulations.

During recent years, operations at several airports have been subject to restrictions or curfews on arrivals or departures during certain night-time hours designed to reduce or eliminate noise for surrounding residential areas. None of these restrictions has materially affected Emery Worldwide's operations. However, if such restrictions were to be imposed with respect to the airports at which Emery Worldwide's activities are centered (particularly Emery Worldwide's leased air cargo facility at the Dayton International Airport, which is the hub of its air freight operations), and no alternative airports were available to serve the affected areas, there could be a material adverse effect on the Company. Under applicable law, the FAA is authorized to establish aircraft noise standards and the administrator of the Environmental Protection Agency is authorized to issue regulations setting forth standards for aircraft emissions. The Company believes that its present fleet of owned, leased and chartered aircraft is operating in substantial compliance with currently applicable noise and emission laws.

The Aviation Noise and Capacity Act of 1990 established a national aviation noise policy. The FAA has promulgated regulations under this Act regarding the phase-in requirements for compliance. This legislation and the related regulations will require all of the Company's owned and leased aircraft eligible for operation in the contiguous United States to either undergo modifications or otherwise comply with Stage 3 noise restrictions in phases ending at year-end 1999. Although the ultimate cost of complying with these requirements cannot be predicted with certainty, the Company will be required to make expenditures, which could be substantial, to modify owned or leased aircraft in order to comply with these requirements.

Environmental Matters

The Company is subject to stringent laws and regulations that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials. In particular, under applicable environmental laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its operations and properties. Environmental liabilities relating to the Company's properties may be imposed regardless of whether the Company leases or owns the properties in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant, and also may be imposed with respect to properties which the Company may have owned or leased in the past.

The Company's operations involve the storage, handling and use of diesel and jet fuel and other hazardous substances. In particular, the Company is subject to stringent environmental laws and regulations dealing with underground fuel storage tanks and the transportation of hazardous materials. The Company has been designated as a potentially responsible party by the Environmental Protection Agency with respect to the disposal of hazardous substances at various sites, although the Company expects that its share of the clean-up costs will not have a material adverse effect on the Company. In addition, the Company expects that the costs of complying with existing and future environmental laws and regulations will continue to increase. There can be no assurance that matters relating to environmental conditions or compliance with environmental laws will not have a material adverse effect on the Company.

Certain Antitakeover Provisions

The Company's Amended Certificate of Incorporation and Bylaws contain certain provisions which may have the effect of delaying, deferring or preventing a change of control of the Company. In addition, the Company is subject to
Section 203 of the Delaware General Corporation Law, which limits the ability of a publicly held Delaware corporation such as the Company from engaging in a "business combination" with an "interested stockholder" for a certain period of time. Moreover, the approval of holders of at least two-thirds of the outstanding shares of the Company's outstanding Series B Cumulative Convertible Preferred Stock is required, under certain circumstances, for a consolidation or merger of the Company or the sale or other transfer of certain assets of the Company. The foregoing provisions may deter any potential unfriendly offers or other efforts to obtain control of the Company and could deprive holders of capital stock of the Company and, under certain circumstances, holders of Trust Preferred Securities of opportunities to realize a premium on such securities if a third party were to seek to acquire or otherwise take control of the Company. See "Description of Capital Stock."

Provisions of Certain Indebtedness

Unless otherwise stated in the applicable Prospectus Supplement, none of the Securities will contain provisions which would give the holders thereof the right to require the Company or, in the case of Trust Preferred Securities, the applicable Trust to repurchase or repay such securities in the event of a takeover, recapitalization or similar event, a decline in the credit rating on the Company's or a Trust's securities, or otherwise. However, holders of the Company's outstanding 9 1/8% Notes due 1999 and certain restructured notes issued by the Company's Thrift and Stock Plan (the "TASP") which are guaranteed by the Company have the right to require the Company to repurchase such notes upon the occurrence of certain changes in control of the Company or similar events coupled with certain declines in the credit rating on the Company's long-term senior debt; the aggregate principal amount of the 9 1/8% Notes due 1999 and the restructured TASP notes outstanding at June 30, 1998 was $117.7 million and $29.1 million, respectively. Holders of non-restructured notes issued by the TASP with an outstanding principal amount of $110.5 million at June 30, 1998 have the right to require that the

Company repurchase such notes if, among other things, both Moody's and Standard & Poor's have publicly rated the Company's long-term senior debt at less than investment grade, unless, within 45 days, the Company shall have obtained, through a guarantee, letter of credit, other permitted credit enhancement or otherwise, a credit rating for such notes of at least "A" from Moody's or Standard & Poor's (or another nationally recognized rating agency selected by the holders of such notes) and shall maintain a rating on such notes of "A" or better thereafter. The Company's long-term senior debt is currently rated Baa3 by Moody's and BBB by Standard & Poor's; Baa3 is the lowest investment grade rating from Moody's and BBB is the next to lowest investment grade rating from Standard & Poor's. Holders of both the restructured and non-restructured Series A TASP notes also have the right to require the Company to repurchase the notes, in whole or in part, on July 1, 1999. In addition, the Company's $350 million bank credit facility (the "Credit Facility"), which is guaranteed by the Company's material subsidiaries, permits the lenders to require immediate repayment of all borrowings thereunder upon a change of control or similar event with respect to the Company. The occurrence of any event or condition requiring the Company to repurchase or repay any such notes or borrowings could have a material adverse effect on the Company. Moreover, there can be no assurance that the Company would have sufficient funds to repurchase or repay such notes or borrowings in the event that it were required to do so or that it would be able to arrange financing for that purpose.

Certain of the Company's debt instruments contain restrictive covenants that could limit the amount of dividends payable by the Company or the redemption or repurchase of capital stock by the Company. In particular, under the terms of the restructured notes issued by the TASP, the Company is restricted from paying dividends in an aggregate amount in excess of $10 million plus one-half of its cumulative adjusted consolidated net income from November 3, 1992. As of June 30, 1998, the Company would have been permitted to pay approximately $165 million of dividends on its Common Stock under the terms of the restructured TASP Notes. In addition, CNF Trust I, a Delaware business trust and subsidiary of the Company (the "Existing Trust"), has outstanding 2,500,000 of its $2.50 term convertible securities, series A (the "Convertible Trust Securities"). Subject to certain conditions, the Company and Existing Trust have the right to defer quarterly cash distributions on the Convertible Trust Securities, in which case the Company would be prohibited, subject to certain limited exceptions, from paying dividends on or acquiring shares of its capital stock.

Possible Price Volatility

The trading price of the Securities offered by a Prospectus Supplement will be subject to fluctuations in response to a variety of factors, including quarterly variations in the Company's operating results, conditions in the trucking and air freight industries generally, comments or recommendations issued by analysts who follow the Company, its competitors or the industry segments in which it operates, and general economic and market conditions. In addition, securities markets have from time to time experienced extreme price volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Market fluctuations may adversely affect the trading price of the Securities offered by a Prospectus Supplement. Accordingly, there can be no assurance that the trading price of the Securities offered by a Prospectus Supplement will not decline below the applicable public offering price, or that the trading price of such Securities will not be subject to substantial fluctuations in the future. In addition, certain Securities offered by a Prospectus Supplement may not be listed on any securities exchange or automated quotation system, and there can be no assurance that a trading market will exist for such Securities or as to the liquidity of any such market which may exist.

Holding Company Structure

The Debt Securities and the Trust Preferred Securities Guarantees will be obligations exclusively of the Company, and the Common Stock and Preferred Stock offered by any Prospectus Supplement will represent equity interests only in the Company. The Company is a holding company, substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt (including the Debt Securities) and to pay amounts due in respect of its other obligations (including the Trust Preferred Securities Guarantees), and therefore the ability of the Trusts to make distributions and other payments on their respective Trust Preferred Securities, as well as the ability of the

Company to pay dividends on its Preferred Stock and Common Stock, are dependent upon the results of operations of the Company's subsidiaries and the distribution of funds by such subsidiaries to the Company. The ability of such subsidiaries to provide funds to the Company is contingent upon the results of operation and financial condition of such subsidiaries, may be limited by restrictive covenants in various instruments and agreements and is subject to various other business considerations. See "-- Provisions of Certain Indebtedness."

Because the Company is a holding company, its obligations under the Debt Securities and the Trust Preferred Securities Guarantees will be effectively subordinated to all existing and future liabilities (including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations) of the Company's subsidiaries. Therefore, the Company's rights and the rights of its creditors to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. Although certain debt instruments to which the Company and its subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries retain the ability to incur substantial additional indebtedness and other financial obligations.

At June 30, 1998, the Company's consolidated subsidiaries had outstanding liabilities (excluding intercompany liabilities) aggregating approximately $1,180 million and approximately $28 million of outstanding letters of credit and, at December 31, 1997, these subsidiaries were subject to long-term non-cancelable operating leases requiring future minimum lease payments of approximately $508 million through the year 2018. In addition, the Company's material subsidiaries have guaranteed amounts due under the Credit Facility; at June 30, 1998, no borrowings were outstanding under the Credit Facility and letters of credit of approximately $84 million were outstanding under the Credit Facility.

                                Use of Proceeds

Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities offered hereby for general corporate purposes, which may include the repayment of indebtedness, capital expenditures and working capital. Pending such application, such proceeds may be invested in short-term investments and marketable securities or used to temporarily repay indebtedness under credit facilities. The proceeds from the sale of Trust Securities will be invested by the respective Trusts in Subordinated Debt Securities.

                Consolidated Ratios of Earnings to Fixed Charges

The Company's consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

                                                      ----------------------------------------
                                                        Six Months
                                                      Ended June 30,  Year Ended December 31,
                                                      --------------  ------------------------
                                                       1998    1997   1997 1996 1995 1994 1993
                                                      ------- ------- ---- ---- ---- ---- ----
   Ratio of Earnings to Fixed Charges(1).............    3.4x    3.0x 3.3x 2.6x 2.8x 3.2x 1.8x
   Ratio of Earnings to Combined Fixed Charges
    and Preferred Stock Dividends(2).................    3.2x    2.9x 3.2x 2.6x 2.8x 2.8x 1.5x

-------------------
(1) The ratio of earnings to fixed charges is unaudited for all periods presented. The ratio of earnings to fixed charges was derived by dividing earnings before fixed charges and income taxes by fixed charges. For this purpose, "earnings" represents income from continuing operations before consolidated income taxes and fixed charges (excluding capitalized interest and dividends on all of the Company's preferred stock). "Fixed charges" represents interest on capital leases and short-term and long-term debt, capitalized interest, dividends on shares of the Company's Series B Cumulative Convertible Preferred Stock used to pay debt service on notes issued by the Company's Thrift and Stock Plan (the "TASP"), and the applicable portion of the consolidated rent expense which approximates the interest portion of lease payments. All of the outstanding shares of such Series B Cumulative Convertible Preferred Stock are held by the TASP.

(2) The ratio of earnings to combined fixed charges and preferred stock dividends is unaudited for all periods presented. The ratio of earnings to combined fixed charges and preferred stock dividends was derived by dividing earnings before fixed charges and income taxes by combined fixed charges and preferred stock dividends. For this purpose, earnings and fixed charges are computed as described in note (1) above. The Series C Conversion Preferred Stock was issued in March 1992 and all of the outstanding shares thereof were converted into Common Stock in March 1995.

                         Description of Debt Securities

The Company may issue Debt Securities either separately, or together with, or upon the conversion of or in exchange for, other Securities. The Debt Securities are to be either senior unsecured obligations (the "Senior Debt Securities") of the Company issued in one or more series or subordinated unsecured obligations (the "Subordinated Debt Securities") of the Company issued in one or more series. The Subordinated Debt Securities of any series may be senior subordinated, subordinated or junior subordinated obligations of the Company, or may have such other ranking as is described in the applicable Prospectus Supplement. The Debt Securities will be issued under one or more Indentures (each, a "New Indenture") to be entered into by the Company and a trustee (each, a "New Trustee") whose name will be set forth in the applicable Prospectus Supplement or, in the case of a certain Subordinated Debt Securities, under the Indenture dated as of June 11, 1997, as amended and supplemented (the "'Existing Indenture" and, together with the New Indentures, the "Indentures"), between the Company and the First National Bank of Chicago, as trustee (the "Existing Trustee" and, together with the New Trustees, the "Trustees"). The forms of the Indentures have been filed as exhibits to the Registration Statement. The terms of any series of Debt Securities will be those set forth in the applicable Indenture and such Debt Securities and those made part of such Indenture by the Trust Indenture Act. The summary of certain provisions of the Indentures and the Debt Securities set forth below and the summary of certain terms of a particular series of Debt Securities set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indentures, which provisions of the Indentures (including defined terms) are incorporated herein by reference. Certain capitalized terms used herein and not defined are defined in the Indentures. As used in this "Description of Debt Securities," all references to the "Company" shall mean CNF Transportation Inc., excluding, unless otherwise expressly stated or the context shall otherwise require, its subsidiaries.

In the event that Subordinated Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of its Trust Securities, such Subordinated Debt Securities may subsequently be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust.

The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

General

The Debt Securities may be issued from time to time in one or more series of Senior Debt Securities and one or more series of Subordinated Debt Securities. The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities of any series may be issued thereunder up to an aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement relating to the series of Debt Securities offered thereby for specific terms, including (where applicable): (1) the title or designation of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates on which the principal of such Debt Securities will be payable, or the method or methods, if any, by which such date or dates will be determined; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates are to be determined, and whether and under what circumstances Additional Amounts on such Debt Securities will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the dates on which such interest, if any, will be payable and the record dates, if any, therefor;
(7) the place or places where the principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and the place or places where such Debt Securities may be surrendered for registration of transfer and exchange, if other than The City of New York; (8) if applicable, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed at the option of the Company or are subject to repurchase at the option of the holders; (9) the terms of any sinking fund or analogous provision; (10) if other than U.S. dollars, the Currency for which the Debt Securities may be purchased and the Currency in which the payment of principal thereof and premium, if any, and interest, if any, thereon may be made, and the ability, if any, of the Company or the holders of Debt Securities to have payments made in any Currency other than those in which the Debt Securities are stated to be payable; (11) any addition to, or modification or deletion of, any covenant or Event of Default with respect to such Debt Securities; (12) whether any such Debt Securities are to be issuable in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such Bearer Securities (including in exchange for Registered Securities of the same series); (13) whether any such Debt Securities will be issued in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security; (14) whether and under what circumstances the Company will pay Additional Amounts (as contemplated by the relevant Indenture) on such Debt Securities to any holder who is a United States Alien (as defined in the relevant Indenture, as such definition may be modified) in respect of any tax, assessment or other governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts; (15) the person to whom any interest on any Registered Securities of the series shall be payable, if other than the person in whose name the Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any Bearer Security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security will be paid if other than in the manner provided in the relevant Indenture; (16) the portion of the principal amount of such Debt Securities which shall be payable upon acceleration thereof if other than the full principal amount thereof; (17) the authorized denominations in which such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof (in the case of Registered Securities) or $5,000 (in the case of Bearer Securities);
(18) the terms, if any, upon which such Debt Securities may be convertible into or exchangeable for other Securities; (19) whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, whether such Subordinated Debt Securities will be senior subordinated, subordinated, or junior subordinated obligations of the Company or will have another ranking and the definition of "Senior Indebtedness" and a summary of the subordination provisions applicable to such Subordinated Debt Securities; (20) whether the amount of payments of principal of, premium, if any, and interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method or methods (any such Debt Securities being hereinafter called "Indexed Securities") and the manner in which such amounts will be determined; and (21) any other terms of such Debt Securities.

As used in this Prospectus and any Prospectus Supplement relating to the offering of any Debt Securities, references to the principal of and premium, if any, and interest, if any, on such Debt Securities will be deemed to include mention of the payment of Additional Amounts, if any, required by the terms of such Debt Securities in such context.

Debt Securities may be issued as Original Issue Discount Securities (as defined in the Indentures) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable Prospectus Supplement. Material federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

If the purchase price of any Debt Securities is payable in a Currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any Currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign Currency will be specified in the Prospectus Supplement relating thereto.

Under the Indentures, the terms of the Debt Securities of any series may differ and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

Registration, Transfer, Payment and Paying Agent

Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, and "United States" means, except for purposes of the definition of "Restricted Subsidiary" set forth below under "-- Certain Covenants of the Company -- Definition of Certain Terms," the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Bearer Securities.

Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Securities will be issued in denominations of $5,000.

Unless otherwise indicated in the applicable Prospectus Supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and Debt Securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by the Company in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at the option of the Company by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection therewith.

Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest due on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. Unless otherwise indicated in the applicable Prospectus Supplement, no payment of principal, premium or interest with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that if amounts owing with respect to any Bearer Securities shall be payable in U.S. dollars, payment with respect to any such Bearer Securities may be made at the Corporate Trust Office of the applicable Trustee or at any office or agency designated by the Company in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by the Company is illegal or effectively precluded by exchange controls or similar restrictions.

Unless otherwise indicated in the applicable Prospectus Supplement, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;
(ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

Ranking of Debt Securities; Holding Company Structure

The Senior Debt Securities of each series will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities of each series will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (which term will be defined in the Prospectus Supplement relating to such series of Subordinated Debt Securities) of the Company. The Subordinated Debt Securities of any series may be senior subordinated, subordinated or junior subordinated obligations of the Company, or may have such other ranking as is described in the applicable Prospectus Supplement. Accordingly, the Subordinated Debt Securities of any series may rank, in priority of payment, senior to, on a parity with or junior to any other series of Subordinated Debt Securities and the definition of "Senior Indebtedness" applicable to any series of Subordinated Debt Securities may be different from the definition of "Senior Indebtedness" applicable to any other series of Subordinated Debt Securities. If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying Prospectus Supplement will describe the subordination provisions and set forth the definition of "Senior Indebtedness" applicable to such Subordinated Debt Securities, and such Prospectus Supplement or the information incorporated or deemed to be incorporated by reference herein will set forth the approximate amount of such Senior Indebtedness outstanding as of a recent date. There are no limitations in any of the Indentures on the issuance or incurrence of indebtedness (including Senior Indebtedness) by the Company.

The Debt Securities will be obligations exclusively of the Company. The Company is a holding company, substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are dependent upon the results of operations of such subsidiaries and the distribution of funds by such subsidiaries to the Company. In addition, because the Company is a holding company, the Debt Securities will be effectively subordinated to all existing and future liabilities (including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations) of the Company's subsidiaries. Although certain debt instruments to which the Company and its subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries retain the ability to incur substantial additional indebtedness and other financial obligations. See "Risk Factors -- Holding Company Structure."

Global Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a global Debt Security may not be transferred except as a whole by the Depositary for such global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of global Debt Securities and certain limitations and restrictions relating to a series of global Bearer Securities will be described in the Prospectus Supplement relating to such series.

Outstanding Debt Securities

In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the relevant Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security that shall be deemed to be outstanding for such purpose shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in a Currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security and (iv) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate (other than the Trusts) of the Company or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

The Debt Securities of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement.

Conversion and Exchange

The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock, Preferred Stock, Depositary Shares or other Debt Securities will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

Certain Covenants of the Company

The Indentures do not limit the amount of indebtedness, guarantees, lease obligations or other financial obligations that may be incurred by the Company and its subsidiaries. Unless otherwise stated in the applicable Prospectus Supplement, none of the Debt Securities or the Indentures will contain provisions which would give holders of Debt Securities the right to require the Company to repurchase or repay their Debt Securities in the event of a takeover, recapitalization or similar event, a decline in the credit rating on the Company's securities, or otherwise. However, holders of certain of the Company's outstanding indebtedness (including its 9 1/8% Notes due 1999, notes issued by the TASP which are guaranteed by the Company, and indebtedness under the Credit Facility, which is guaranteed by certain subsidiaries of the Company), have the right to require the Company to repurchase or repay such indebtedness upon the occurrence of certain changes in control of the Company or similar events and/or declines in the credit rating on such indebtedness. See "Risk Factors -- Provisions of Certain Indebtedness".

Covenant Applicable to Senior Debt Securities -- Limitation on Liens

The following covenant will be applicable to Senior Debt Securities but not to Subordinated Debt Securities. The Company will covenant that, so long as any of the Senior Debt Securities remains outstanding, it will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume or guarantee any Indebtedness (as defined below) that is secured by a mortgage, pledge, lien, security interest or other encumbrance (a "Lien") on any property or shares of capital stock or Indebtedness of the Company or any Restricted Subsidiary without in any such case effectively providing, concurrently with the creation, assumption or guarantee of any such Indebtedness, that the Senior Debt Securities shall, so long as such other Indebtedness is so secured (and, if the Company shall so determine, any other existing Indebtedness (or Indebtedness thereafter in existence) created, assumed or guaranteed by the Company or any Restricted Subsidiary), be secured by any such Lien equally and ratably with or prior to the Indebtedness thereby secured; provided that Indebtedness secured by such Liens may be created, assumed or guaranteed if immediately after giving effect thereto the aggregate amount of all such Indebtedness of the Company and its Restricted Subsidiaries (not including Indebtedness described in (i) through (vii) below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

The foregoing restrictions shall not apply to Indebtedness secured by (i) Liens on property of the Company or any Restricted Subsidiary existing on the date the applicable Senior Debt Securities are originally issued; (ii) certain Liens on property existing at the time of acquisition thereof; (iii) Liens in favor of the Company or a Restricted Subsidiary securing Indebtedness of the Company or a Restricted Subsidiary; (iv) Liens created in connection with tax assessments or legal proceedings and mechanics' and materialmens' liens and other similar liens created in the ordinary course of business; (v) Liens on property of the Company or any Restricted Subsidiary (except Liens on the capital stock or Indebtedness of the Company or any Restricted Subsidiary) in favor of the United States of America or any state thereof, or any agency or political subdivision of either, or in favor of any other country or agency or political subdivision thereof, in each case to secure payments pursuant to contract or statute or to secure Indebtedness created, incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens, including Liens incurred in connection with pollution control, industrial revenue bond or other similar financings; (vi) certain purchase money Liens on property of the Company or any Restricted Subsidiary that constitutes a fixed asset or a surface or air transportation vehicle used in the freight business securing or providing for the payment of all or any part of the purchase price thereof, or any Indebtedness incurred to finance the purchase or the cost of construction or improvement thereof for which a written commitment was executed within 180 days after acquisition or the completion of construction or improvement, as the case may be; or (vii) certain permitted extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (vi), inclusive.

Covenant Applicable to All Debt Securities -- Consolidation, Merger and Sale of Assets

The following covenant will be applicable to both Senior Debt Securities and Subordinated Debt Securities. Each Indenture provides that the Company shall not consolidate with or merge into any Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (a) such Person (if other than the Company) shall be a Corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities outstanding under such Indenture and the performance of the Company's other obligations under such Indenture and the Debt Securities outstanding thereunder; (b) immediately after giving effect to such transaction, no Event of Default under such Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under such Indenture, shall have happened and be continuing; and (c) certain other conditions are met.

Definition of Certain Terms

The term "Consolidated Net Tangible Assets" means, as of any particular time, the aggregate amount of the Consolidated Assets (less depreciation, amortization and other applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities, and (ii) all goodwill, tradenames, trademarks, patents, debt discount and expense and other intangibles, in each case net of applicable amortization, all as shown on the Company's most recent consolidated financial statements prepared in accordance with generally accepted accounting principles. The term "Consolidated Assets" means all amounts that would be shown as assets on a consolidated balance sheet of the Company and its consolidated Subsidiaries (as defined) prepared in accordance with generally accepted accounting principles. The term "Restricted Subsidiary" means any Subsidiary of the Company (i) that is majority owned or controlled by the Company or any of its Subsidiaries; (ii) substantially all of the operating assets of which are located or the principal business of which is carried on within the United States, Puerto Rico, the U.S. Virgin Islands or Canada; (iii) which was in existence on the date the applicable Senior Debt Securities are originally issued or thereafter becomes a Subsidiary of the Company, unless any such Subsidiary is determined by the Board of Directors not to be a Restricted Subsidiary because in the opinion of the Board of Directors it is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole; and (iv) the assets of which have a gross book value (without deducting any depreciation, amortization or other applicable reserves) which exceeds 1% of Consolidated Assets. The term "Indebtedness" means, with respect to any Person, (a) any liability of such Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for payment obligations arising under any conditional sale or other title retention arrangement (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, or (4) for the payment of money relating to a capitalized lease obligation; (b) any liability of others described in the preceding clause
(a) that such Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

Events of Default

Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default with respect to the Debt Securities of any series is defined in the relevant Indenture as being: (i) default for 30 days in payment of any interest with respect to any Debt Security of such series; (ii) default in payment of principal or any premium with respect to any Debt Security of such series when due upon maturity, redemption or otherwise; (iii) default in the deposit of any sinking fund payment when due with respect to any Debt Security of such series;
(iv) default by the Company in the performance, or breach, of any other covenant or warranty in the relevant Indenture (other than a covenant or warranty included therein solely for the benefit of series of Debt Securities other than that series) or any Debt Security of such series which shall not have been remedied for a period of 90 days after notice to the Company by the relevant Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding; (v) acceleration of the maturity of any single outstanding issue of Indebtedness of the Company with an outstanding aggregate principal amount in excess of $35,000,000 (including an acceleration under the relevant Indenture with respect to Debt Securities of any other series), as a result of an event of default thereunder, which acceleration is not annulled or which Indebtedness is not discharged within 30 days thereafter or such longer period during which the Company is contesting in good faith such acceleration;
(vi) certain events of bankruptcy, insolvency or reorganization of the Company; or (vii) any other Event of Default established for the Debt Securities of such series. No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. Each Indenture provides that the Trustee thereunder may withhold notice to the holders of the Debt Securities of any series of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the holders to do so.

Each Indenture provides that if an Event of Default with respect to any series of Debt Securities issued thereunder shall have occurred and be continuing, either the relevant Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or if any Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the terms thereof) of all the Debt Securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the Debt Securities of such series then outstanding.

Subject to the provisions of Trust Indenture Act requiring each Trustee, during the continuance of an Event of Default under the relevant Indenture, to act with the requisite standard of care, a Trustee is under no obligation to exercise any of its rights or powers under the relevant Indenture at the request or direction of any of the holders of Debt Securities of any series unless such holders have offered such Trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding Debt Securities of any series issued under an Indenture shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under such Indenture with respect to such series. Each Indenture requires the annual filing by the Company with the relevant Trustee of a certificate as to whether or not the Company is in default under the terms of such Indenture.

Notwithstanding any other provision of the Indentures, the holder of any Debt Security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Debt Security on the respective due dates therefor (as the same may be extended, if applicable, in accordance with the terms of such Debt Security) and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder. In addition, in the case of a Subordinated Debt Security issued to a Trust, if an Event of Default has occurred and is continuing and such Event of Default is attributable to the failure by the Company to pay the principal of or premium, if any, or interest, if any, on such Subordinated Debt Security, then a holder of Trust Preferred Securities of such Trust may directly institute a proceeding against the Company for payment.

Modification, Waivers and Meetings

Each Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under such Indenture and affected by a modification or amendment, to modify or amend any of the provisions of such Indenture or of the Debt Securities of such series or the rights of the holders of the Debt Securities of such series under such Indenture, provided that no such modification or amendment shall, among other things, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any Debt Securities issued under such Indenture or reduce the principal amount thereof or any redemption premium thereon, or reduce the rate of interest thereon, or reduce the amount of principal of any Original Issue Discount Securities that would be due and payable upon an acceleration of the maturity thereof, or change any place where, or the Currency in which, any Debt Securities issued under such Indenture are payable, or impair the holder's right to institute suit to enforce the payment of any such Debt Securities on or after the stated maturity thereof (as the same may be extended in accordance with the terms of such Debt Securities), or make any change that adversely affects the right, if any, to convert or exchange such Debt Securities for other securities in accordance with their terms, or (ii) reduce the aforesaid percentage of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of such Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such Debt Securities or (iii) solely in the case of a series of Subordinated Debt Securities, modify any of the subordination provisions applicable thereto or the definition of Senior Indebtedness applicable thereto in a manner adverse to the holders of such Subordinated Debt Securities, without in each such case obtaining the consent of the holder of each outstanding Debt Security issued under such Indenture so affected.

If a Trust or the Property Trustee of such Trust holds a series of Subordinated Debt Securities, no such amendment, modification or waiver which requires approval of holders of a certain percentage in principal amount of the outstanding Subordinated Debt Securities of such series shall be effective as to such series of Subordinated Debt Securities, without the approval of the holders of at least the same percentage of aggregate liquidation amount of outstanding Trust Securities of such Trust.

Each Indenture also contains provisions permitting the Company and the relevant Trustee, without the consent of the holders of any Debt Securities issued thereunder, to modify or amend such Indenture in order to, among other things,
(a) add to the Events of Default or the covenants of the Company for the benefit of the holders of all or any series of Debt Securities issued under such Indenture; (b) to add or change any provisions of such Indenture to facilitate the issuance of Bearer Securities; (c) to establish the form or terms of Debt Securities of any series and any related coupons; (d) to cure any ambiguity or correct or supplement any provision therein which may be defective or inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under such Indenture which shall not adversely affect the interests of the holders of any series of Debt Securities issued thereunder in any material respect; or (e) to amend or supplement any provision contained in such Indenture, provided that such amendment or supplement does not apply to any outstanding Debt Securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the relevant Indenture, including the covenant described above under "Certain Covenants of the Company -- Covenant Applicable to Senior Debt Securities-- Limitation on Liens" (which covenant is applicable only to Senior Debt Securities). The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debt Securities of such series affected.

Each Indenture contains provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the relevant Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the provisions of such Indenture. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the relevant Indenture will be binding on all holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series, subject to certain exceptions.

Discharge, Defeasance and Covenant Defeasance

Upon the direction of the Company, either Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified by the Company (subject to the survival of certain provisions thereof, including the obligation to pay Additional Amounts to the extent described below) when (i) either (A) all outstanding Debt Securities of such series and, in the case of Bearer Securities, all coupons appertaining thereto, have been delivered to the relevant Trustee for cancellation (subject to certain exceptions) or (B) all Debt Securities of such series and, if applicable, any coupons appertaining thereto, have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and the Company has deposited with the Trustee, in trust, funds in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest, if any, (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company (in the exercise of its sole discretion), any such Additional Amounts) to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be, (ii) the Company has paid all other sums payable under the Indenture with respect to the Debt Securities of such series, and (iii) certain other conditions are met. If the Debt Securities of any such series provide for the payment of Additional Amounts, the Company will remain obligated, following such deposit, to pay Additional Amounts on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as aforesaid.

Unless otherwise provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as provided below, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust, and, if applicable, to exchange or convert such Debt Securities into other securities in accordance with their terms) ("defeasance"), or (b) to be released from its obligations with respect to such Debt Securities described above under "-- Certain Covenants of the Company -- Covenant Applicable to Senior Debt Securities -- Limitation on Liens" (which covenant is applicable only to Senior Debt Securities) and certain other restrictive covenants, if any, in the relevant Indenture and, if indicated in the applicable Prospectus Supplement, its obligations with respect to any other covenant applicable to the Debt Securities of such series, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the relevant Trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable at Stated Maturity or, if applicable, upon redemption, and/or Government Obligations (as defined in the relevant Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company (in the exercise of its sole discretion), any such Additional Amounts with respect to) such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

Such defeasance or covenant defeasance shall only be effective if, among other things, (i) it shall not result in a breach or violation of, or constitute a default under, the relevant Indenture or any other material agreement relating to indebtedness for borrowed money to which the Company is a party or is bound,
(ii) the Company has delivered to the relevant Trustee an opinion of counsel (as specified in the relevant Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred and (iii) if the cash and Government Obligations deposited are sufficient to pay the outstanding Debt Securities of such series provided such Debt Securities are redeemed on a particular redemption date, the Company shall have given the applicable Trustee irrevocable instructions to redeem such Debt Securities on such date. It shall also be a condition to the effectiveness of such defeasance or covenant defeasance that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of such series shall have occurred and been continuing on the date of such deposit into trust and, solely in the case of defeasance, no Event of Default described in clause (vi) of the first paragraph under "--Events of Default" above shall have occurred and be continuing during the period ending on the 91st day after the date of, such deposit into trust.

Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such Foreign Currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event.

"Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenant described above under "-- Certain Covenants of the Company -- Covenant Applicable to Senior Debt Securities -- Limitation on Liens" (which covenant is applicable only to Senior Debt Securities and which would no longer be applicable to such Debt Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or Government Obligations deposited with the applicable Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if such Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the relevant Indenture, or else resign.

                         Description of Preferred Stock

The Company may issue shares of its Preferred Stock, in one or more series, either separately, or together with, or upon the conversion of or in exchange for, other Securities. The summary of certain provisions of the Preferred Stock set forth below and the summary of certain terms of a particular series of Preferred Stock set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Company's certificate of incorporation, as amended (the "Amended Certificate of Incorporation"), and the Company's By-laws, which have been filed or incorporated by reference as exhibits to the Registration Statement, and the form of certificate of designations relating to such series of Preferred Stock which will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference.

The following description of Preferred Stock sets forth certain general terms and provisions of the series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any particular series of Preferred Stock, including Preferred Stock to be represented by Depositary Shares, will be described in the applicable Prospectus Supplement. To the extent that any particular terms of any Preferred Stock described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

General

Under the Amended Certificate of Incorporation, the Company is authorized to issue up to 5,000,000 shares of Preferred Stock, without par value, which may be issued from time to time in one or more series. Subject to limitations prescribed by Delaware law and the Amended Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund and purchase fund provisions), redemption prices and dissolution preferences.

The Company has issued and outstanding shares of its Series B Cumulative Convertible Preferred Stock, no par value (the "Series B Preferred Stock"). Unless otherwise provided in the applicable Prospectus Supplement, any Offered Preferred Stock will rank, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock. See "-- Ranking" and "-- Dividend, Repurchase and Redemption Restrictions" below and "Description of Capital Stock."

Reference is made to the applicable Prospectus Supplement relating to the series of Preferred Stock offered thereby (the "Offered Preferred Stock") for specific terms, including (where applicable): (1) the title of such Offered Preferred Stock; (2) the number of shares of such Offered Preferred Stock offered, the liquidation preference per share and the initial public offering price of such Offered Preferred Stock; (3) the dividend rate or method of calculation thereof and the dividend payment dates or periods;
(4) the date from which dividends on such Offered Preferred Stock shall accrue and whether dividends on such Offered Preferred Stock will be cumulative; (5) the procedures for any auction or remarketing, if any, of such Offered Preferred Stock; (6) the provisions for a sinking fund, if any, for such Offered Preferred Stock; (7) the provisions for redemption or repurchase, if applicable, of such Offered Preferred Stock; (8) any listing of such Offered Preferred Stock on any securities exchange; (9) the terms and conditions, if any, upon which such Offered Preferred Stock will be convertible into or exchangeable for other Securities; (10) whether interests in such Offered Preferred Stock will be represented by Depositary Shares; (11) the preferences of such Offered Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the Company; and (12) any other specific terms of such Offered Preferred Stock.

Ranking

Unless otherwise specified in the applicable Prospectus Supplement, any series of Offered Preferred Stock offered thereby will rank, with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, (i) junior to the Series B Preferred Stock, (ii) senior to the Common Stock, and (iii) on a parity with shares of any other outstanding series of Offered Preferred Stock.

Dividend, Repurchase and Redemption Restrictions

As described under "Description of Capital Stock -- Preferred Stock--Series B Preferred Stock," and unless otherwise described in the applicable Prospectus Supplement, the Company will be prohibited (subject to certain limited exceptions) from paying dividends on, and from redeeming or otherwise purchasing, any shares of Offered Preferred Stock if the Company has not paid full cumulative dividends on the Series B Preferred Stock. In addition, certain of the Company's debt instruments contain restrictive covenants that could limit the amount of dividends payable by the Company or the redemption or repurchase of capital stock by the Company. In the event of a deterioration in the financial condition or results of operations of the Company, such covenants could limit or prohibit the payment of dividends on, or the repurchase or redemption of, Offered Preferred Stock. Likewise, the Company and the Existing Trust have the right, subject to certain conditions, to defer quarterly cash distributions on the Existing Trust's outstanding Convertible Trust Securities, in which case the Company would be prohibited, subject to certain limited exceptions, from paying dividends on or acquiring its capital stock (including Offered Preferred Stock). In addition, the Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries, and the cash flow of the Company and the consequent ability to pay dividends on and to redeem or repurchase its securities, including, Offered Preferred Stock, are dependent upon the results of operations of such subsidiaries and the distribution of funds by such subsidiaries to the Company. See "Risk Factors -- Provisions of Certain Indebtedness" and "Risk Factors -- Holding Company Structure."

Dividends

Subject to the preferential rights of holders of the Series B Preferred Stock and any other capital stock of the Company ranking prior to any series of the Offered Preferred Stock as to dividends, holders of shares of such Offered Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available therefor, dividends at such rates and on such dates as will be set forth in, or as are determined by the method described in, the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company. Dividends may be paid in the form of cash, Preferred Stock (of the same or a different series), or other securities or property, in each case as specified in the applicable Prospectus Supplement.

Dividends on any series of the Offered Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Offered Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Offered Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

No full dividends will be declared or paid or set aside for payment on any Preferred Stock of the Company ranking, as to dividends, on a parity with or junior to any outstanding series of Offered Preferred Stock for any period unless full dividends on such series of Offered Preferred Stock for all past dividend periods (including accumulated dividends on any such series of Offered Preferred Stock on which dividends are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment. When dividends are not paid in full on any series of Offered Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with such series of Offered Preferred Stock, all dividends declared or paid upon shares of Offered Preferred Stock of such series and any other Preferred Stock ranking on a parity as to dividends with the Offered Preferred Stock of such series shall be declared and paid pro rata so that the amount of dividends declared and paid per share on the Offered Preferred Stock of such series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share (which in the case of non-cumulative Preferred Stock shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of such series of Offered Preferred stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full dividends on all outstanding shares of any series of Offered Preferred Stock for all past dividend periods (including accumulated dividends on any such series on which dividends are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or any other distribution declared or made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Offered Preferred Stock of such series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the redemption of any shares of any such junior of parity stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company).

Holders of shares of any series of Offered Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, in excess of full cumulative (if applicable) dividends on such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or payments which may be in arrears.

The Company will be prohibited from paying dividends on Offered Preferred Stock of any series in the event of a dividend arrearage on the Series B Preferred Stock and may be prohibited from paying dividends on Offered Preferred Stock of any series as a result of certain other dividend restrictions. See "-- Dividend, Repurchase and Redemption Restrictions" above and "Description of Capital Stock -- Preferred Stock -- Series B Preferred Stock" below.

Redemption and Repurchase

The shares of Offered Preferred Stock of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement. Offered Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock.

The Prospectus Supplement relating to a series of Offered Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (including accumulated dividends on any such series on which dividends are cumulative) to the date fixed for redemption. The redemption price may be payable in cash, securities or other property, as specified in the Prospectus Supplement relating to such series of Offered Preferred Stock.

If fewer than all of the outstanding shares of any series of Offered Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata, by lot or by any other method deemed equitable by the Company.

In the event that full cumulative dividends on any series of Offered Preferred Stock (including accumulated dividends on any such series on which dividends are cumulative) have not been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, the Company shall not redeem, repurchase or otherwise acquire any shares of such series of Offered Preferred Stock except by conversion into or exchange for capital stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distributions upon liquidation, dissolution or winding up of the Company, or except pursuant to a purchase or exchange offer made on the same terms to all holders of such series of Offered Preferred Stock.

Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear in the stock registry of the Company. Each such notice shall state: (i) the redemption date; (ii) the number of shares and series of Offered Preferred Stock to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such Offered Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

If a notice of redemption has been given, from and after the redemption date for the shares of Offered Preferred Stock called for redemption (unless the Company shall default in providing money for the payment of the redemption price of the shares so called for redemption plus, if applicable, accrued and unpaid dividends), dividends on the shares of Offered Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company shall cease, except the right to receive the redemption price plus, if applicable, accrued and unpaid dividends upon surrender of the certificates representing the shares to be so redeemed (properly endorsed or assigned for transfer, if the Company shall so require) in accordance with such notice. If fewer than all of the shares represented by any such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

The Company will be prohibited from redeeming or repurchasing Offered Preferred Stock of any series in the event of a dividend arrearage on the Series B Preferred Stock and may be prohibited from redeeming or repurchasing Offered Preferred Stock of any series as the result of certain other dividend restrictions. See "-- Dividend, Repurchase and Redemption Restrictions" above and "Description of Capital Stock" below.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, and after payment of all amounts due upon liquidation, dissolution or winding up to holders of the Series B Preferred Stock and any other capital stock of the Company ranking prior to the Offered Preferred Stock of any series as to the distribution of assets upon liquidation, dissolution or winding up, and subject to the rights of holders of any capital stock of the Company ranking on a parity with the shares of Offered Preferred Stock of such series as to distribution of assets upon liquidation, dissolution or winding up of the Company, the holders of shares of Offered Preferred Stock of such series shall be entitled to receive, out of assets of the Company legally available therefor and before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Offered Preferred Stock of such series as to distribution of assets upon liquidation, dissolution or winding up of the Company, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable Prospectus Supplement, plus accrued and unpaid dividends (including accumulated dividends if dividends on such series of Offered Preferred Stock are cumulative). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Offered Preferred Stock of such series will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Offered Preferred Stock of any series and the corresponding amounts payable on all shares of other capital stock of the Company ranking on a parity with the Offered Preferred Stock of such series in the distribution of assets upon liquidation, dissolution or winding up, the holders of the Offered Preferred Stock of such series and of such other capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, the consolidation or merger of the Company with or into any other person, or the sale, lease, transfer or conveyance of all or substantially all or any portion of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

Holders of Offered Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement. In the event that the Company issues a series of Offered Preferred Stock with voting rights or the Offered Preferred Stock of any series is entitled pursuant to applicable law to vote on any matter, then, unless otherwise specified in the Prospectus Supplement relating to such series, each share of such series will be entitled to one vote on matters on which holders of such shares are entitled to vote. However, as more fully described under "Description of Depositary Shares," if the Company elects to provide for the issuance of Depositary Shares representing fractional interests in shares of any such series of Offered Preferred Stock, the holder of any such Depositary Share will, in effect and subject to certain limitations and conditions, be entitled to such fraction of a vote, rather than a full vote. In the case of any series of Offered Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series on matters on which holders of such series and holders of any other series of Preferred Stock or other capital stock of the Company are entitled to vote as a single class will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series.

So long as any shares of Offered Preferred Stock remain outstanding, and except as otherwise set forth in the applicable Prospectus Supplement or except as otherwise required by applicable law, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of any affected series of Offered Preferred Stock outstanding at the time (voting separately as a single class with all other affected series of Preferred Stock ranking on a parity with the Offered Preferred Stock of such series either as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are then exercisable), given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such affected series of Offered Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Amended Certificate of Incorporation (including the certificate of designations for such affected series of Offered Preferred Stock) so as to materially and adversely affect any right, preference or privilege of such affected series of Offered

Preferred Stock; provided, however, that neither (a) any increase in the number of authorized shares of Common Stock or Preferred Stock or in the number of authorized shares of any other class of capital stock of the Company, nor (b) the creation or authorization of any class of capital stock of the Company which provides that the relative preferences of the shares of such class (or any series thereof) shall be established from time to time by the Board of Directors of the Company, nor (c) the authorization, creation or issuance of shares of any class or series of capital stock of the Company (including, without limitation, any other series of Preferred Stock) ranking, in each case described in this clause (c), on a parity with or junior to the Preferred Stock of such affected series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up shall be deemed to materially and adversely affect such rights, preferences or privileges.

None of the foregoing voting provisions will apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected or occur, all outstanding shares of the relevant series of Offered Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Under Delaware law, notwithstanding anything to the contrary set forth above, holders of all outstanding shares of Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Amended Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or rights of the shares of such class so as to affect them adversely. However, if any such proposed amendment would change the powers, preferences or rights of one or more series of Preferred Stock so as to affect them adversely, but shall not affect all series of Preferred Stock, then only the shares of the series so affected shall be considered a separate class for such purposes. Any such amendment requires the vote of a majority of the shares entitled to vote thereon, voting as a class.

Conversion and Exchange Rights

The terms, if any, upon which shares of any series of Preferred Stock are convertible into or exchangeable for the Common Stock, another series of Preferred Stock or other Securities will be set forth in the applicable Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of Preferred Stock will be named in the applicable Prospectus Supplement.

                        Description of Depositary Shares

The Company may offer Depositary Shares (either separately or together with other Securities) representing fractional interests in shares of Preferred Stock of any series. In connection with the issuance of any Depositary Shares, the Company will enter into a deposit agreement (a "Deposit Agreement") with a bank or trust company, as depositary (the "Preferred Stock Depositary"), which will be named in the applicable Prospectus Supplement. Depositary Shares will be evidenced by depositary receipts (the "Depositary Receipts") issued pursuant to the related Deposit Agreement. The summary of certain provisions of the Depositary Shares and the Deposit Agreement set forth below and the summary of certain terms of a particular issue of Depositary Shares and the related Deposit Agreement set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all the provisions of the form of Deposit Agreement, together with the form of related Depositary Receipt which has been or will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference.

The following description of Depositary Shares sets forth certain general terms and provisions of the Depositary Shares and the related Deposit Agreement to which any Prospectus Supplement may relate. Certain other terms

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

of any such Depositary Shares and the related Deposit Agreement will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Depositary Shares or the related Deposit Agreement described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

General

The Company may provide for the issuance by the Preferred Stock Depositary of Depositary Receipts evidencing the related Depositary Shares, each of which Depositary Shares in turn will represent a fractional interest (which will be specified in the applicable Prospectus Supplement) in one share of a series of Preferred Stock. Shares of Preferred Stock of any series represented by Depositary Shares will be deposited under a separate Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fraction of a share of Preferred Stock represented by the related Depositary Share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the Preferred Stock represented thereby (including, if applicable and subject to certain matters discussed below, dividend, voting, conversion, exchange, redemption and liquidation rights).

Depositary Shares may be issued in respect of shares of the Preferred Stock of any series. Immediately following the issuance of any such shares of Preferred Stock by the Company, the Company will deposit such shares of Preferred Stock with the relevant Preferred Stock Depositary and will cause the Preferred Stock Depositary to issue, on behalf of the Company, the related Depositary Receipts.

Reference is made to the applicable Prospectus Supplement relating to the Depositary Shares offered thereby for specific terms, including (where applicable): (1) the terms of the series of Preferred Stock deposited by the Company under the related Deposit Agreement; (2) the number of such Depositary Shares and the fraction of one share of such Preferred Stock represented by one such Depositary Share; (3) whether such Depositary Shares will be listed on any securities exchange; (4) whether such Depositary Shares will be sold with any other Securities and, if so, the amount and terms thereof; and (5) any other specific terms of such Depositary Shares and the related Deposit Agreement.

Depositary Receipts may be surrendered for transfer or exchange for new Depositary Receipts of different authorized denominations at any office or agency of the relevant Preferred Stock Depositary maintained for such purpose, subject to the terms of the related Deposit Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Depositary Receipts will be issued in denominations evidencing any whole number of Depositary Shares. No service charge will be made for any permitted transfer or exchange of Depositary Receipts, but the Company or the Preferred Stock Depositary may require payment of any tax or other governmental charge payable in connection therewith.

Dividends and Other Distributions

The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Receipts owned by such holders on the relevant record date. The Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Preferred Stock Depositary for distribution to the record holders of Depositary Receipts.

In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto in proportion, insofar as possible, to the number of Depositary Receipts owned by such holders on the relevant record date, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (public or private) of such property and distribution of the net proceeds from such sale to such holders.

The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the related series of Preferred Stock will be made available to holders of Depositary Receipts.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on the account of taxes.

Withdrawal of Preferred Stock

Upon surrender of the Depositary Receipts at an office or agency of the Preferred Stock Depositary maintained for such purpose (unless the related shares of Preferred Stock have previously been called for redemption), the holder thereof will be entitled to delivery, at such office or agency, to or upon such holder's order, of the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Receipts. Shares of Preferred Stock so withdrawn, however, may not be redeposited. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption and Repurchase of Preferred Stock

If a series of Preferred Stock represented by Depositary Shares is subject to redemption at the option of the Company, then, whenever the Company redeems shares of Preferred Stock of such series held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus any other amounts or property payable with respect to the Preferred Stock to be redeemed. The redemption price per Depositary Share will be equal to the redemption price and any other amounts or property per share payable with respect to the Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one such Depositary Share. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be redeemed in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not so redeemed.

After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender of such Depositary Receipts to the Preferred Stock Depositary.

Depositary Shares, as such, are not subject to repurchase by the Company at the option of the holders. Nevertheless, if the Preferred Stock represented by Depositary Shares is subject to repurchase of the option of the holders, the related Depositary Receipts may be surrendered by the holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to repurchase the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts at the applicable repurchase price specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and subject to the Company having funds legally available therefor, will repurchase the requisite whole number of shares of such Preferred Stock from the Preferred Stock Depositary, who in turn will repurchase such Depositary Receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of Depositary Shares representing one or more whole shares of the related Preferred Stock. The repurchase price per Depositary Share will be equal to the repurchase price and any other amounts per share payable with respect to the Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be repurchased in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be repurchased.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the Preferred Stock of any series represented by Depositary Shares are entitled to vote, the relevant Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the related Depositary Receipts. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock.

Conversion and Exchange of Preferred Stock

If the Preferred Stock represented by Depositary Shares is exchangeable at the option of the Company for other Securities, then, whenever the Company exercises its option to exchange all or a portion of such shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will exchange as of the same exchange date a number of such Depositary Shares representing the shares of the Preferred Stock so exchanged, provided the Company shall have issued and deposited with the Preferred Stock Depositary the Securities for which such shares of Preferred Stock are to be exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If less than all of the Depositary Shares are to be exchanged, the Depositary Shares to be exchanged will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be exchanged.

Depositary Shares, as such, are not convertible or exchangeable at the option of the holders into other Securities or property. Nevertheless, if the Preferred Stock represented by Depositary Shares is convertible into or exchangeable for other Securities at the option of the holders, the related Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion or exchange, as the case may be, of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into a whole number of shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants, or Debt Securities in authorized denominations, as specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and any amounts payable in respect thereof, will cause the conversion or exchange, as the case may be, and will deliver to the holders such number of whole shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants, or a principal amount of Debt Securities in authorized denominations (and cash in lieu of any fractional Security). The exchange or conversion rate per Depositary Share shall be equal to the exchange or conversion rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement

The Depositary Receipts evidencing Depositary Shares and any provision of the related Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts issued under any Deposit Agreement will not be effective unless such amendment has been approved by the holders of at least a majority of such Depositary Receipts then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which the related Depositary Shares may be listed). In no event may any such amendment impair the right of any holder of Depositary Receipts, subject to the conditions specified in the Deposit Agreement, to receive the related Preferred Stock upon surrender of such Depositary Receipts as described above under "-- Withdrawal of Preferred Stock."

The Deposit Agreement may be terminated by the Company upon not less than 60 days' notice to the Preferred Stock Depositary. In any such case, the Preferred Stock Depositary shall deliver or make available to each holder of the related Depositary Receipts, upon surrender of such Depositary Receipts, such number of whole shares of the related series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts, together with cash in lieu of any fractional shares (to the extent the Company has deposited such cash with the Preferred Stock Depositary). The Deposit Agreement will automatically terminate if all of the shares of Preferred Stock deposited thereunder shall have been withdrawn, redeemed, converted or exchanged or if there shall have been a final distribution in respect of such Preferred Stock in connection with any liquidation, dissolution or winding up of the Company.

Charges of Preferred Stock Depositary

The Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement, and will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. Holders of Depositary Receipts will be required to pay all other transfer and other taxes and governmental charges (including taxes and other governmental charges in connection with the transfer, exchange, surrender or conversion of Depositary Receipts) and such other charges as are expressly provided in the Deposit Agreement.

Resignation and Removal of Depositary

The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary.

Miscellaneous

The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

Neither the Preferred Stock Depositary nor the Company will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder without gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or any related shares of Preferred Stock or Depositary Receipts unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on advice of counsel, accountants or other advisors, and information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be authorized or competent and on documents believed to be genuine.

In the event that the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          Description of Common Stock

The Company may issue (either separately or together with other Securities) shares of its Common Stock. Under its Amended Certificate of Incorporation, the Company is authorized to issue up to 100,000,000 shares of Common Stock. Reference is made to the applicable Prospectus Supplement relating to Common Stock offered thereby for the terms relevant thereto, including the number of shares offered and the initial public offering price. For a summary of certain terms of the Common Stock, see "Description of Capital Stock" below.

                      Description of Common Stock Warrants

The Company may issue (either separately or together with other Securities) warrants for the purchase of Common Stock ("Common Stock Warrants"). The Common Stock Warrants are to be issued under warrant agreements (each a "Common Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent ("Common Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Common Stock Warrants. The form of Common Stock Warrant Agreement, including the form of certificates representing the Common Stock Warrants ("Common Stock Warrant Certificates"), that will be entered into with respect to a particular offering of Common Stock Warrants has been or will be filed as an exhibit to or incorporated by reference in the Registration Statement. The following summary of certain provisions of the Common Stock Warrant Agreement and the Common Stock Warrants and the summary of certain terms of the particular Common Stock Warrant Agreement and Common Stock Warrants set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the particular Common Stock Warrant Agreement and the related Common Stock Warrant Certificates, all of which are incorporated herein by reference.

The following description of the Common Stock Warrants sets forth certain general terms and provisions of the Common Stock Warrants and the related Common Stock Warrant Agreement to which any Prospectus Supplement may relate. Certain other terms of any Common Stock Warrants and the related Common Stock Warrant Agreement will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Common Stock Warrants or the related Common Stock Warrant Agreement described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

General

Reference is made to the applicable Prospectus Supplement for the terms of the Common Stock Warrants offered thereby, including (where applicable): (1) the title and aggregate number of such Common Stock Warrants; (2) the number of shares of Common Stock that may be purchased upon exercise of each such Common Stock Warrant; the price, or the manner of determining the price, at which such shares may be purchased upon such exercise; if other than cash, the property and manner in which the exercise price may be paid; and any minimum number of such Common Stock Warrants that are exercisable at any one time; (3) the time or times at which, or period or periods during which, such Common Stock Warrants may be exercised and the expiration date of such Common Stock Warrants; (4) the terms of any right of the Company to redeem such Common Stock Warrants; (5) the terms of any right of the Company to accelerate the exercise of such Common Stock Warrants upon the occurrence of certain events; (6) whether such Common Stock Warrants will be sold with any other Securities, and the date, if any, on and after which such Common Stock Warrants and any such other Securities will be separately transferable; and (7) any other terms of such Common Stock Warrants.

Common Stock Warrant Certificates may be surrendered for transfer or exchange for new Common Stock Warrant Certificates of authorized denominations at any office or agency of the relevant Common Stock Warrant Agent maintained for such purpose, subject to the terms of the related Common Stock Warrant Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Common Stock Warrant Certificates will be issued in denominations evidencing any whole number of Common Stock Warrants. No service charge will be made for any permitted transfer or exchange of Common Stock Warrant Certificates, but the Company or the

Common Stock Warrant Agent may require payment of any tax or other governmental charge payable in connection therewith.

Exercise of Warrants

Each Common Stock Warrant will entitle the holder to purchase such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable from, the Prospectus Supplement relating to such Common Stock Warrants, by payment of such exercise price in the Currency and in the manner specified in the Prospectus Supplement. Common Stock Warrants may be exercised at any time up to the date and time specified in the applicable Prospectus Supplement for the expiration thereof. After the specified expiration time on the specified date of expiration, unexercised Common Stock Warrants will become void.

Upon receipt at an office or agency indicated in the applicable Prospectus Supplement of (i) payment of the exercise price and (ii) the Common Stock Warrant Certificate properly completed and duly executed, the Company will, as soon as practicable, forward a certificate or certificates representing the whole number of shares of Common Stock purchasable upon such exercise. Unless otherwise indicated in the applicable Prospectus Supplement, fractional shares of Common Stock will not be issued upon the exercise of Warrants and, in lieu thereof, the Company will make a cash payment in an amount determined as provided in the applicable Prospectus Supplement. If less than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining number of Common Stock Warrants. The holder of a Common Stock Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the Common Stock purchased upon such exercise.

Modifications

Any Common Stock Warrant Agreement and the terms of the related Common Stock Warrants may be modified or amended by the Company and the applicable Common Stock Warrant Agent, without the consent of any holder of the related Common Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that the Company deems necessary or desirable and that will not materially and adversely affect the interests of the holders of the related Common Stock Warrants.

The Company and the applicable Common Stock Warrant Agent may also modify or amend the applicable Common Stock Warrant Agreement and the terms of the related Common Stock Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Common Stock Warrants affected thereby; provided that no such modification or amendment that accelerates the expiration date, increases the exercise price, or reduces the number of outstanding Common Stock Warrants the consent of whose holders is required for any such amendment or modification, may be made without the consent of each holder affected thereby.

No Rights as Stockholders

Holders of Common Stock Warrants are not entitled, by virtue of being such holders, to vote, consent or receive notice as stockholders of the Company in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any other rights whatsoever as stockholders of the Company, or to receive any dividends or distributions, if any, on the Common Stock.

                          Description of Capital Stock

The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $.625 per share, and (ii) 5,000,000 shares of Preferred Stock, no par value.

As of June 30, 1998, (i) 54,606,055 shares of Common Stock were issued and outstanding and an additional 6,948,075 shares of Common Stock were issued and held in the Company's treasury and (ii) 1,100,000 shares of the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") had been authorized and 859,400 such shares were outstanding.

The following summary of certain provisions of the Common Stock, Preferred Stock, Series B Preferred Stock, and the Company's Amended Certificate of Incorporation and By-laws does not purport to be complete and is qualified in its entirety by reference to the Amended Certificate of Incorporation (including the certificate of designations establishing the terms of the Series B Preferred Stock) and By-laws, copies of which have been incorporated by reference or filed as exhibits to the Registration Statement.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided by the express provisions of any series of Preferred Stock of the Company, the holders of such shares will exclusively possess all voting power of the Company. In that regard, the holders of Series B Preferred Stock are entitled to vote with the Common Stock as a single class on all matters upon which the Common Stock is entitled to vote. See "--
 Preferred Stock" below. There is no cumulative voting in the election of directors, and no holder of Common Stock is entitled as such, as a matter of right, to subscribe for or purchase any shares of Common Stock or Preferred Stock. Subject to the preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment or provision for liabilities and amounts owing in respect of any outstanding Preferred Stock.

Certain of the Company's debt instruments contain restrictive covenants that could limit the amount of dividends payable by the Company or the redemption or repurchase of capital stock by the Company. In the event of a deterioration in the financial condition or results of operations of the Company, such covenants could limit or prohibit the payment of dividends on Common Stock. Likewise, the Company and the Existing Trust have the right, subject to certain conditions, to defer quarterly cash distributions on the Existing Trust's outstanding Convertible Trust Securities, in which case the Company would be prohibited, subject to certain limited exceptions, from paying dividends on or acquiring its capital stock (including Common Stock). In addition, the Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries, and the cash flow of the Company and the consequent ability to pay dividends on Common Stock are dependent upon the results of operations of such subsidiaries and the distribution of funds by such subsidiaries to the Company. See "Risk Factors -- Provisions of Certain Indebtedness" and "Risk Factors -- Holding Company Structure."

The transfer agent for the Common Stock is First Chicago Trust Company of New York.

Preferred Stock

Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by Delaware law and the Amended Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption prices and the dissolution preferences. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely, affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of the Company. No Holder of Preferred Stock shall be entitled, as a matter of right, to subscribe for or purchase any shares of Preferred Stock or Common Stock.

Series B Preferred Stock

In 1989, the Board of Directors amended the Company's TASP. As part of this amendment, the Board designated a series of 1,100,000 preferred shares as Series B Preferred Stock. As of June 30, 1998, 859,400 shares of Series B Preferred Stock were issued and outstanding. The Series B Preferred Stock is convertible into Common Stock at the option of the holder. At June 30, 1998, the Series B Preferred Stock was convertible into Common Stock at the rate of
4.71 shares of Common Stock for each share of Series B Preferred Stock, subject to antidilution adjustments in certain circumstances (which include, but are not limited to, issuances of Common Stock at less than fair market value), subject to the matters described in the following paragraph.

As of June 30, 1998, all of the outstanding shares of Series B Preferred Stock were held for the benefit of the TASP participants by a trustee (the "TASP Trustee"). In the event of any transfer of Series B Preferred Stock to a person other than a trustee for an employee stock ownership or other employee benefit plan of the Company, the shares of Series B Preferred Stock so transferred shall be automatically converted into shares of Common Stock on the terms then in effect for such conversion. However, in the event that shares of Series B Preferred Stock are automatically converted upon transfer to a participant in an employee stock ownership plan of the Company in connection with the termination of the transferee's participation in the plan, each such share shall be converted into a number of shares of Common Stock which is the greater of (i) 4.71 shares of Common Stock (the conversion rate at June 30, 1998), subject to antidilution adjustments in certain circumstances, and (ii) the number of shares of Common Stock obtained by dividing $152.10 by the then fair market value (as defined) of a share of Common Stock.

Holders of the Series B Preferred Stock are entitled to vote with the Common Stock as a single class on all matters upon which the Common Stock is entitled to vote and each share of Series B Preferred Stock is entitled to a number of votes in such circumstances equal to the product of 1.3 times the number of shares of Common Stock into which each share of the Series B Preferred Stock is then convertible on the record date for such vote. The approval of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting separately as a class, is required for certain actions, including, without limitation, the authorization of any additional class of capital stock, or any increase in the authorized amount of any class of capital stock, ranking prior to or on parity with the Series B Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, except an increase in the authorized amount of any class of stock ranking on a parity with the Series B Preferred Stock to be used for the purpose of transferring such stock to an employee stock ownership plan or other employee benefit plan of the Company or any subsidiary; any amendment to the Amended Certificate of Incorporation or any other certificate filed pursuant to law which would adversely affect any of the rights, powers or preferences of the Series B Preferred Stock; or any consolidation, merger, sale or other transfer of more than 50% of the "assets" or "earning power" (as defined) of the Company which, in the determination of a majority of the Company's independent directors (as defined), can reasonably be expected to jeopardize the Company's financial ability to meet its dividend, redemption or liquidation payment obligations to the holders of the Series B Preferred Stock. The TASP Trustee is required to vote the allocated shares of Series B Preferred Stock based upon instructions from the TASP participants; unallocated shares are voted in proportion to the voting instructions received from the participants with allocated shares.

Each share of Series B Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends in the amount of $12.93 per annum, payable semi-annually. In the event that full cumulative dividends on the Series B Preferred Stock have not been declared and paid or set apart for payment when due, the Company shall not declare or pay or set apart for payment any dividends, or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of, any other class or series of stock of the Company ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock (including, without limitation, the Common Stock and the Preferred Stock offered hereby), until full cumulative dividends on the Series B Preferred Stock shall have been paid or declared and set apart for payment; provided that the foregoing shall not apply to (i) any dividend payable solely in shares of stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock, or (ii) the acquisition of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock either
(A) pursuant to any existing or future employee or director benefit plan of the Company or any subsidiary, or (B) in exchange solely for shares of any other stock ranking as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock. No dividend may be declared or paid on any shares of capital stock ranking on a parity with the Series B Preferred Stock as to dividends unless there are also declared and paid or set apart for payment on the Series B Preferred Stock dividends for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series B Preferred Stock and such parity stock.

Upon liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive out of assets legally available therefor and subject to the rights of any stock ranking senior to or on a parity with the Series B Preferred Stock in respect of distributions upon liquidation, dissolution or winding up, an amount equal to $152.10 per share plus accrued and unpaid dividends, before any amount shall be paid or distributed to the holders of shares of capital stock ranking junior to the Series B Preferred Stock with respect to distributions upon liquidation, dissolution and winding up, including the Preferred Stock offered hereby and the Common Stock. If, upon any such liquidation, dissolution or winding up, amounts payable in respect of the Series B Preferred Stock and any other capital stock ranking as to such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of Series B Preferred Stock and such parity stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. Neither the merger or consolidation of the Company with or into any other corporation, nor the sale, transfer, exchange or lease of all or any portion of the assets of the Company, shall be deemed to be a dissolution, liquidation or winding up for the foregoing purposes.

The Series B Preferred Stock is redeemable, in whole or in part, at the Company's option at a redemption price of $155.98 per share if redeemed during the twelve months ending July 1, 1997, declining annually to $152.10 per share if redeemed after July 1, 1999, and the Company may also redeem the Series B Preferred Stock at any time at $152.10 under certain limited circumstances relating to federal income tax matters, plus in each case accrued and unpaid dividends to the date fixed for redemption. The Company, at its option, may make payment of the redemption price in cash or shares of Common Stock or a combination thereof. The Series B Preferred Stock is also subject to mandatory redemption for cash or, at the Company's option, for shares of Common Stock or a combination thereof, at a price of $152.10 per share, plus accrued and unpaid dividends to the date fixed for redemption, upon notice from the holder of the Series B Preferred Stock to the Company, if and to the extent necessary (i) for the holder of Series B Preferred Stock to make required distributions to, or to satisfy an investment election provided to, participants in an employee stock ownership plan of the Company for which it is holding the Series B Preferred Stock, or (ii) for such employee stock ownership plan to pay principal, interest or premium on its indebtedness.

Upon consummation of any consolidation, merger, reclassification or similar transaction involving the Company in which the outstanding Common Stock is by operation of law exchanged solely for or changed solely into stock of any successor or resulting company (including the Company) which stock constitutes "qualifying employer securities" (within the meaning of certain provisions of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974) with respect to a holder of Series B Preferred Stock, the Series B Preferred Stock shall become preferred stock of such successor or resulting company having, insofar as possible, the same terms as the Series B Preferred Stock and shall be convertible into the number and kind of "qualifying employer securities" receivable by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such transaction. Upon consummation or any consolidation, merger, reclassification or similar transaction involving the Company pursuant to which the outstanding Common Stock is by operation of law exchanged for or changed into other securities, cash or other property other than "qualifying employer securities," holders of shares of Series B Preferred Stock are entitled to receive the same securities, cash or other property receivable by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such transaction or, at the election of each holder of the Series B Preferred Stock, cash in an amount equal to the amount that would then be payable to such holder in respect of such Series B Preferred Stock upon liquidation of the Company.

The certificate of designations establishing the Series B Preferred Stock provides that it shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the Company and, unless otherwise approved by holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, senior to all other series of Preferred Stock (including the Preferred Stock offered hereby) as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

Section 203 of the Delaware Law

The Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (A) persons who are both directors and officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes certain mergers or consolidations with an interested stockholder, certain asset sales and transfers to an interested stockholder, certain issuances of capital stock to an interested stockholder and certain other transactions resulting in financial benefit to an interested stockholder. An "interested stockholder" is, in general, a person who, together with "affiliates" and "associates" (as defined), owns 15% or more of the corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation's outstanding voting stock at any time during the prior three years, subject to certain exceptions. Although a corporation's certificate of incorporation may exclude such corporation from the restrictions imposed by Section 203, the Amended Certificate of Incorporation does not exclude the Company from those restrictions. Accordingly, Section 203 could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing a merger, tender offer, or other attempted takeover of the Company, and therefore may discourage attempts to acquire the Company.

Certain Provisions of the Amended Certificate of Incorporation and By-Laws

Several provisions of the Company's Amended Certificate of Incorporation and By-laws may have the effect of deterring a takeover of the Company. These provisions include: (i) certain advance notice and content requirements for business to be brought before the annual stockholders' meeting by a stockholder or for nomination by any stockholder of persons for election to the Board of Directors; (ii) a requirement that stockholder action taken without a meeting be by the affirmative vote of at least 80% of the voting power of the stockholders entitled to vote thereon; (iii) a requirement for the written request of stockholders holding at least a majority of the voting power of all stockholders to call a special meeting of the stockholders; and (iv) the classification of Company's Board of Directors into three classes serving staggered three-year terms and the prohibition of any amendment, change or repeal of this structure without the favorable vote, at a stockholders meeting, of at least 80% of the then outstanding shares of the Company's capital stock entitled to vote. In addition, the approval of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock is required, under certain circumstances, for a consolidation or merger of the Company or the sale or other transfer of certain assets by the Company. See "-- Preferred Stock -- Series B Preferred Stock" above.

The foregoing provisions could make it more difficult for a third party to gain control of the Company, and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of the Company.

                   Description of Trust Preferred Securities

Each Trust may issue only one series of Trust Preferred Securities which shall have terms described in the Prospectus Supplement relating thereto. The Declaration of each Trust will authorize its Regular Trustees to issue on behalf of such Trust one series of its Trust Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The forms of Declaration have been or will be filed or incorporated by reference as exhibits to the Registration Statement. The terms of each Declaration will be those set forth in the Declaration and those made part of the Declaration by the Trust Indenture Act. The summary of certain provisions of the Trust Preferred Securities and the Declarations set forth below and in any Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Declarations and the Trust Preferred Securities, which provisions (including defined terms) are incorporated herein by reference.

The following description of the Trust Preferred Securities and the Declaration of any Trust sets forth certain general terms and provisions of such Trust Preferred Securities and Declaration to which any Prospectus Supplement may relate. Certain other specific terms of such Trust Preferred Securities and Declaration will be described in the applicable Prospectus Supplement. To the extent that any particular terms of any Trust Preferred Securities or Declaration described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

The Trust Preferred Securities of any Trust will have such terms, including distributions, redemption, voting, liquidation, conversion rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration of such Trust or made part of such Declaration by the Trust Indenture Act, and which will generally mirror the terms of the Subordinated Debt Securities held by such Trust and described in the Prospectus Supplement related thereto. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities of any Trust for specific terms, including (i) the designation of such Trust Preferred Securities; (ii) the number of such Trust Preferred Securities; (iii) the annual distribution rate (or method of determining such rate) for such Trust Preferred Securities and the date or dates upon which such distributions shall be payable; (iv) whether distributions on such Trust Preferred Securities shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on such Trust Preferred Securities shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Trust to the holders of such Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the right or obligation, if any, of such Trust to purchase or redeem such Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, such Trust Preferred Securities shall or may be purchased or redeemed, in whole or in part, pursuant to such right or obligation; (vii) the voting rights, if any, of such Trust Preferred Securities in addition to those (if any) required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of such Trust Preferred Securities, as a condition to specified action or amendments to the applicable Declaration; (viii) the terms and conditions, if any, upon which such Trust Preferred Securities may be converted into or exchanged for shares of Common Stock or other Securities, including the conversion price per share or conversion rate and the circumstances, if any, under which any such conversion right shall expire; (ix) the terms and conditions, if any, upon which the Subordinated Debt Securities held by such Trust may be distributed to holders of such Trust Preferred Securities; (x) if applicable, any securities exchange upon which such Trust Preferred Securities shall be listed; and
(xi) any other relevant rights, preferences, privileges, limitations or restrictions of such Trust Preferred Securities. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

In connection with the issuance of Trust Preferred Securities by any Trust, such Trust will issue one series of Trust Common Securities. The Declaration of such Trust will authorize its Regular Trustees to issue on behalf of such Trust one series of Trust Common Securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities of a Trust will be substantially identical to the terms of the Trust Preferred Securities of such Trust, and such Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with such Trust Preferred Securities except that, if an event of default under the Declaration occurs and is continuing, the rights of the holders of such Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of such Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities of a Trust will also carry the right to vote to appoint, remove or replace any of the Trustees of such Trust. All of the Trust Common Securities will be directly or indirectly owned by the Company.

In connection with the issuance of Trust Preferred Securities by a Trust, such Trust will purchase a series of Subordinated Debt Securities from the Company. The ability of such Trust to make distributions and other payments on such Trust Preferred Securities will depend upon the receipt by such Trust of interest and other payments made by the Company on such Subordinated Debt Securities. Such Subordinated Debt Securities will be obligations exclusively of the Company and, because the Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries, the cash flow of the Company and the consequent ability to service its debt, including such Subordinated Debt Securities, will be dependent upon the results of operations of such subsidiaries and the distribution of funds by such subsidiaries to the Company. In addition, because the Company is a holding company, such Subordinated Debt Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. See "Risk Factors-- Holding Company Structure" and "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure."

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an event of default under the Declaration of any Trust occurs and is continuing, then the holders of the Trust Preferred Securities of such Trust would rely on the enforcement by the Property Trustee of such Trust of its rights as a holder of the Subordinated Debt Securities held by such Trust against the Company. In addition, the holders of a majority in liquidation amount of the Trust Preferred Securities of such Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Property Trustee or to direct the exercise of any trust or power conferred upon such Property Trustee under the Declaration of such Trust, including the right to direct such Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities held by such Trust. If such Property Trustee fails to enforce its rights under such Subordinated Debt Securities, a holder of the Trust Preferred Securities of such Trust, to the fullest extent permitted by law, may institute a legal proceeding directly against the Company to enforce such Property Trustee's rights under such Subordinated Debt Securities without first instituting any legal proceeding against such Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default under the Declaration of such Trust has occurred and is continuing and such event is attributable to the failure of the Company to pay the principal of or premium or interest, if any, on such Subordinated Debt Securities on the date such principal, premium or interest, as the case may be, is otherwise payable (or in the case of redemption, on the redemption date), then a holder of the Trust Preferred Securities of such Trust may directly institute a proceeding for enforcement of payment to such holder of the principal, premium or interest, as the case may be, on such Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in such Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of the Trust Preferred Securities under the Declaration of such Trust to the extent of any payment made by the Company to such holder of Trust Preferred Securities in such Direct Action.

              Description of Trust Preferred Securities Guarantees

Set forth below is a summary of information concerning the Preferred Securities Guarantee Agreements (the "Trust Preferred Securities Guarantees") which will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Preferred Securities of the respective Trusts. Each Trust Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. A trustee whose name will be set forth in the applicable Prospectus Supplement will act as the trustee (the "Preferred Guarantee Trustee") under each Trust Preferred Securities Guarantee for purposes of the Trust Indenture Act. The Company will enter into a separate Trust Preferred Securities Guarantee in respect of the Trust Preferred Securities of each Trust, and the Preferred Guarantee Trustees under such Trust Preferred Securities Guarantees may be different. The forms of Trust Preferred Securities Guarantees have been or will be filed or incorporated by reference as exhibits to the Registration Statement. The terms of each Trust Preferred Securities Guarantee will be those set forth in such Trust Preferred Securities Guarantee and those made part of such Trust Preferred Securities Guarantee by the Trust Indenture Act. The summary of certain provisions of the Trust Preferred Securities Guarantees set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Trust Preferred Securities Guarantees, which provisions of the Trust Preferred Securities Guarantees (including defined terms) are incorporated herein by reference. Each Trust Preferred Securities Guarantee will be held by the applicable Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable Trust.

The following description of the Trust Preferred Securities Guarantees sets forth certain general terms and provisions of the Trust Preferred Securities Guarantee to which any Prospectus Supplement may relate. Certain other specific terms of the applicable Trust Preferred Securities Guarantee will be described in the applicable Prospectus Supplement. To the extent that any particular terms of a Trust Preferred Securities Guarantee described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

General

Pursuant to each Trust Preferred Securities Guarantee, the Company will agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities of the applicable Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of setoff or counterclaim which such Trust may have or assert. The following payments with respect to the Trust Preferred Securities of the applicable Trust, to the extent not paid by such Trust (the "Guarantee Payments"), will be subject to the Trust Preferred Securities Guarantee thereof (without duplication): (i) any accumulated and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent such Trust shall have funds available therefor; (ii) the redemption price (if any) set forth in the applicable Prospectus Supplement (the "Redemption Price"), which will not be lower than the liquidation amount, and all accumulated and unpaid distributions, to the extent such Trust has funds available therefor, with respect to any such Trust Preferred Securities called for redemption by such Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of its Trust Preferred Securities or the conversion or redemption of all of its Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions on its Trust Preferred Securities to the date of payment, to the extent such Trust has funds available therefor, and (b) the amount of assets of such Trust remaining available for distribution to holders of its Trust Preferred Securities in liquidation of such Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities of the applicable Trust or by causing such Trust to pay such amounts to such holders.

A Trust Preferred Securities Guarantee will not apply to any payment of distributions on the Trust Preferred Securities of the applicable Trust except to the extent such Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by such Trust, such Trust will not pay distributions on the Trust Preferred Securities issued by such Trust and will not have funds available therefor. A Trust Preferred Securities Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities sold to the applicable Trust, the Indenture relating to such Subordinated Debt Securities and the Declaration of such Trust, including the Company's obligations to pay certain costs, expenses, debts and liabilities of such Trust (other than with respect to its Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities of such Trust.

The Company will also agree separately to guarantee the obligations of each Trust with respect to its Trust Common Securities (each, a "Trust Common Securities Guarantee") to the same extent as the Trust Preferred Securities Guarantee relating to the Trust Preferred Securities of such Trust, except that upon an event of default under the Indenture pursuant to which the Subordinated Debt Securities held by such Trust were issued, holders of such Trust Preferred Securities shall have priority over holders of such Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain covenants of the Company to be set forth in the Trust Preferred Securities Guarantee relating to the Trust Preferred Securities of any Trust will be described in the applicable Prospectus Supplement.

Modification of the Trust Preferred Securities Guarantees; Assignment

Except with respect to any changes which do not materially adversely affect the rights of holders of Trust Preferred Securities of the applicable Trust (in which case no vote will be required), a Trust Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities of such Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities of the applicable Trust then outstanding.

Termination

A Trust Preferred Securities Guarantee will terminate (a) upon full payment of the redemption price of, plus accumulated and unpaid distributions on, all Trust Preferred Securities of the applicable Trust, (b) upon distribution of the Subordinated Debt Securities held by such Trust to the holders of its Trust Preferred Securities or the conversion, if applicable, of all of such Trust Preferred Securities into Common Stock or other securities, or (c) upon full payment of the amounts payable in accordance with the Declaration of such Trust upon liquidation of such Trust. A Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities of the applicable Trust must restore payment of any sums paid under the Trust Preferred Securities of such Trust or such Trust Preferred Securities Guarantee.

Events of Default

An event of default under a Trust Preferred Securities Guarantee will occur upon (a) the failure of the Company to perform any of its payment or other obligations thereunder or (b) if applicable, the failure by the Company to deliver Common Stock or other applicable securities upon an appropriate election by the holder or holders of Trust Preferred Securities of the applicable Trust to convert such Trust Preferred Securities into shares of Common Stock or other applicable securities, as the case may be.

The holders of a majority in liquidation amount of the Trust Preferred Securities of the applicable Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Preferred Guarantee Trustee in respect of the Trust Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon such Preferred Guarantee Trustee under such Trust Preferred Securities Guarantee. If such Preferred Guarantee Trustee fails to enforce such Trust Preferred Securities Guarantee, any holder of Trust Preferred Securities guaranteed thereby may institute a legal proceeding directly against the Company to enforce such Preferred Guarantee Trustee's rights under such Trust Preferred Securities Guarantee, without first instituting a legal proceeding against the applicable Trust, such Preferred Guarantee Trustee or any other person or entity. The Company will waive any right or remedy to require that any action be brought first against the applicable Trust or any other person or entity before proceeding directly against the Company.

Status of the Trust Preferred Securities Guarantees

Each Trust Preferred Securities Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company except any liabilities that may be pari passu expressly by their terms, (ii) pari passu in right of payment with the most senior preferred or preference stock now or hereafter issued by the Company, if any (except that each Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to the Series B Preferred Stock), and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to Common Stock. The terms of the Trust Preferred Securities of each Trust will provide that each holder of such Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Preferred Securities Guarantee relating thereto.

Each Trust Preferred Securities Guarantee will be an obligation exclusively of the Company. The Company is a holding company, substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt and to pay amounts due in respect of its other obligations (including the Trust Preferred Securities Guarantees), will be dependent upon the results of operations of such subsidiaries and the distribution of funds by such subsidiaries to the Company. In addition, because the Company is a holding company, each Trust Preferred Securities Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. See "Risk Factors -- Holding Company Structure."

Each Trust Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

Information Concerning the Preferred Guarantee Trustees

Each Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the applicable Trust Preferred Securities Guarantee, will undertake to perform only such duties as are specifically set forth in such Trust Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, a Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Preferred Securities Guarantee at the request of any holder of the Trust Preferred Securities guaranteed thereby, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

                              Plan of Distribution

The Company or either of the Trusts, as the case may be, may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities through agents which solicit or receive offers on behalf of the Company or such Trust, as the case may be, or through dealers or through a combination of any such methods of sale, and the Company and the Trusts may also sell Securities directly to investors. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement.

Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company or the Trusts, as the case may be, may, from time to time, authorize agents acting on a best or reasonable efforts basis to solicit or receive offers to purchase the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters or agents may be deemed to have received compensation from the Company or the applicable Trust, as the case may be, in the form of underwriting discounts or commissions or other underwriting compensation and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any compensation paid by the Company or the applicable Trust to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in a distribution of the Securities (including agents only soliciting or receiving offers to purchase Securities on behalf of the Company or the applicable Trust) may be deemed to be underwriters, and any discounts, commissions or other underwriting compensation received by them and any profit realized by them on resale of Securities may be deemed to be underwriting discounts and commissions.

Under agreements which may be entered into by the Company or the applicable Trust, as the case may be, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification against certain liabilities, including liabilities under the Securities Act.

If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any institutional purchaser under any such contract will not be subject to any conditions except (i) the purchase by such institution of the Securities covered by such contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject, and (ii) if such Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by delayed delivery contracts.

Certain of the underwriters, dealers or agents and their affiliates may engage in transactions with and perform services for the Company in the ordinary course of business.

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                                 Legal Matters

Certain legal matters in connection with the offering made hereby will be passed upon for the Company by Eberhard G.H. Schmoller, Senior Vice President, General Counsel and Secretary of the Company, and by Brown & Wood llp, San Francisco, California. As of June 30, 1998, Mr. Schmoller owned approximately 4,444 shares of Common Stock, held options to acquire approximately 184,866 additional shares of Common Stock, owned 10,500 shares of restricted Common Stock, and beneficially owned approximately 120 shares of Series B Preferred Stock, which, on such date, were convertible into approximately 565 shares of Common Stock. The validity of the Trust Preferred Securities will be passed upon for the Company and the Trusts by Richards, Layton & Finger, Wilmington, Delaware.

                                    Experts

The audited consolidated financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein and therein by reference in reliance upon the authority of said firm as experts in giving said reports.

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